Filed Pursuant to Rule 424(b)(3)
Under the Securities Act of 1933
Registration No. 333-185996

PPL Energy Supply, LLC

Offer to Exchange not less than a majority in aggregate principal amount and up to all 8.857% Senior Secured Bonds due 2025 of PPL Ironwood, LLC (CUSIP No. 00103XAC7)

for newly issued Senior Notes, Series 4.60% due 2021 of PPL Energy Supply, LLC and

Solicitation of Consents in respect of such PPL Ironwood, LLC Bonds

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 8, 2013 UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

RIGHTS TO WITHDRAW TENDERED IRONWOOD BONDS AND REVOKE THE RELATED CONSENTS TERMINATE ON THE EXPIRATION DATE. YOU MAY WITHDRAW TENDERED IRONWOOD BONDS OR DELIVERED CONSENTS AT ANY TIME PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Bond	CUSIP No.	Principal Amount Remaining Payable at the Expiration Date	For each $1,000 Principal Amount Remaining Payable of Ironwood Bonds Outstanding at the Expiration Date, Consideration in Principal Amount of Senior Notes, Series 4.60% due 2021 Received*:
8.857% Senior Secured Bonds due 2025 (the “Ironwood Bonds”)	00103XAC7	$1,000	$1,270

PPL Energy Supply, LLC (“PPL Energy Supply”) is offering to eligible holders (as defined below), upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent (the “Letter of Transmittal and Consent”), the opportunity to exchange not less than a majority in aggregate principal amount and up to all of the properly tendered

*	We will not accept any tender of Ironwood Bonds that would result in the issuance of less than $1,000 principal amount of New Notes.

and accepted outstanding 8.857% Senior Secured Bonds due 2025 of PPL Ironwood, LLC (CUSIP No. 00103XAC7) (the “Ironwood Bonds”) held by them for newly issued Senior Notes, Series 4.60% due 2021 of PPL Energy Supply (the “New Notes”), all as described below under “General Terms of the Exchange Offer and the Consent Solicitation.” PPL Ironwood, LLC (“PPL Ironwood”) is a wholly owned subsidiary of PPL Energy Supply. We refer to the offer to exchange the Ironwood Bonds for New Notes as the “Exchange Offer.” The New Notes will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the $500,000,000 aggregate principal amount of Senior Notes, Series 4.60% due 2021 (the “Existing 2021 Notes”) that PPL Energy Supply initially issued on December 16, 2011. The New Notes will be the unsecured and unsubordinated obligations of PPL Energy Supply. The New Notes will bear interest at the rate of 4.60% per year. Interest on the New Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2013. The New Notes will mature on December 15, 2021. PPL Energy Supply may redeem some or all of the New Notes on the terms, prices and conditions specified under “Description of New Notes—Redemption.”

In order for the New Notes issued in the Exchange Offer to be fungible with the Existing 2021 Notes, the New Notes will be issued with accrued interest from December 15, 2012, the date of the most recent interest payment on the Existing 2021 Notes. An amount equal to the accrued interest on the New Notes at the time of their issuance on the Settlement Date will be subtracted from the payment to be made on the Settlement Date in respect of the accrued and unpaid interest on the Ironwood Bonds accepted for exchange.

For each $1,000 principal amount that remains payable on the Ironwood Bonds outstanding at the Expiration Date, tendered prior to the Expiration Date and accepted for exchange, PPL Energy Supply will pay the Exchange Consideration of $1,270 in the form of New Notes.

On February 28, 2013, PPL Ironwood will make a principal and interest payment on any Ironwood Bonds outstanding on that date to holders of record of Ironwood Bonds as of February 1, 2013, the record date for that payment. Holders who properly tender their Ironwood Bonds and whose Ironwood Bonds are accepted for exchange will receive the Exchange Consideration on the Settlement Date (defined below) plus accrued and unpaid interest in cash on such Ironwood Bonds (subject to the second preceding paragraph). Such participating holders will not be entitled to receive the payment of principal and interest on February 28, 2013 and will assign their rights, if any, to such payment to PPL Energy Supply in connection with their tender. Holders who do not participate in the Exchange Offer and who are otherwise entitled to receive the February 28, 2013 payment of principal and interest on the Ironwood Bonds pursuant to the rules of DTC applicable to such payments, will receive the payment of principal and interest on February 28, 2013.

Any tender of Ironwood Bonds that would result in the issuance of less than $1,000 principal amount of New Notes will not be accepted. Any Ironwood Bonds or portion thereof that are not tendered or accepted for exchange must be in a minimum denomination of $100,000. The Exchange Offer is subject to certain conditions, including the requirement that (i) PPL Energy Supply receives valid tenders, not validly withdrawn, of a majority in principal amount of the outstanding Ironwood Bonds in exchange for the New Notes (the “Minimum Tender Amount”), (ii) the New Notes issued in the Exchange Offer are fungible for U.S. federal income tax purposes with the Existing 2021 Notes and (iii) the registration statement of which this prospectus forms a part is declared effective and no stop order suspending its effectiveness or any proceeding for that purpose is outstanding (and neither condition (ii) nor (iii) may be waived by us). The foregoing condition (i), as well as those described more fully in “Conditions to the Exchange Offer and the Consent Solicitation,” may be asserted or waived by us in full or in part in our discretion.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 9.

The Exchange Offer is being made, and the New Notes are initially being offered and issued, only to “Qualified Institutional Buyers” as such term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

None of PPL Energy Supply, PPL Ironwood, LLC, the Exchange Agent, the Information Agent, the Dealer Manager, the trustee, the collateral agent, the depositary bank or any other person is making any recommendation as to whether you should choose to tender your Ironwood Bonds in the Exchange Offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Manager

J.P. Morgan

The date of this prospectus is February 6, 2013

In exchange for each $1,000 principal amount of Ironwood Bonds and integral multiples thereof properly tendered (and not validly withdrawn) prior to 11:59 p.m., New York City time, on February 8, 2013 (the “Expiration Date”) and accepted by us, participating holders will receive the “Exchange Consideration” described above. We will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes. The aggregate Exchange Consideration paid to each participating holder for all Ironwood Bonds properly tendered (and not validly withdrawn) and accepted by us will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof and we will at our option, either pay cash up to $1,000 or issue New Notes (up to the nearest whole $1,000) equal to the remaining portion, if any, of the Exchange Consideration. Tenders may be withdrawn prior to 11:59 p.m., New York City time, on the Expiration Date.

The Exchange Offer is conditioned on (i) at least a majority in principal amount of the outstanding Ironwood Bonds being validly tendered (and not validly withdrawn) prior to the Expiration Date (the “Minimum Tender Amount”), (ii) the New Notes issued in the Exchange Offer being fungible for U.S. federal income tax purposes with the Existing 2021 Notes and (iii) the registration statement of which this prospectus forms a part being declared effective and no stop order suspending its effectiveness or any proceeding for that purpose being outstanding (and neither condition (ii) nor (iii) may be waived by us). In addition, we have the right to terminate or withdraw the Exchange Offer at any time if any of the other conditions described under the “Conditions of the Exchange Offer and the Consent Solicitation” section in this prospectus are not satisfied or waived by the Expiration Date.

Concurrently with the Exchange Offer, PPL Energy Supply is soliciting (the “Consent Solicitation”) consents (“Consents”) from holders of Ironwood Bonds, upon the terms set forth in this prospectus and the Letter of Transmittal and Consent, to certain proposed amendments (the “Proposed Amendments”) to the Ironwood Bonds; the indenture (the “Base Indenture”) dated as of June 1, 1999, among PPL Ironwood, LLC (f/k/a AES Ironwood, L.L.C.) (“PPL Ironwood”), and The Bank of New York Mellon (as successor to IBJ Whitehall Bank & Trust Company), as trustee and depositary bank, as amended by (i) the first supplemental indenture, dated as of June 1, 1999, pursuant to which the Ironwood Bonds were issued and (ii) the second supplemental indenture, dated as of May 12, 2000, pursuant to which PPL Ironwood’s 8.857% senior secured exchange bonds due 2025 were issued (the Base Indenture as so amended, the “Ironwood Bonds Indenture”); and the Collateral Agency and Intercreditor Agreement among Ironwood, The Bank of New York Mellon (as successor to IBJ Whitehall Bank & Trust Company), as trustee, The Bank of New York Mellon (as successor to IBJ Whitehall Bank & Trust Company), as collateral agent, and The Bank of New York Mellon (as successor to IBJ Whitehall Bank & Trust Company), as depositary bank, and Dresdner Bank AG, New York Branch (the “Collateral Agency Agreement”). The Proposed Amendments would, among other things, eliminate substantially all of the restrictive covenants pertaining to the Ironwood Bonds and certain provisions relating to the operation and financing of the facilities operated by PPL Ironwood. The approval of the Proposed Amendments applicable to the Ironwood Bonds Indenture are conditioned on, among other things, the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Ironwood Bonds (the “Indenture Requisite Consents”), and the approval of the Proposed Amendments applicable to the Collateral Agency Agreement are conditioned on, among other things, the consent of the holders of at least a majority in principal amount of the outstanding indebtedness of Ironwood (the “Collateral Agency Agreement Requisite Consents” and together with the Indenture Requisite Consents, the “Requisite Consents”). If the Requisite Consents are obtained, any outstanding indebtedness of PPL Ironwood (other than outstanding Ironwood Bonds) is expected to be repaid by PPL Ironwood prior to the Settlement Date (as defined below). Promptly following the Expiration Date, if the Requisite Consents are delivered, (i) PPL Ironwood and The Bank of New York Mellon as trustee will enter into a supplemental indenture (the “Supplemental Indenture”) and (ii) The Bank of New York Mellon, in its separate

i

capacities as trustee, collateral agent and depositary bank, will be directed to enter into an amended and restated Collateral Agency Agreement, in each case to give effect to the Proposed Amendments. The Proposed Amendments will not become operative until the consummation of the Exchange Offer. In the event that we do not receive the Requisite Consents or do not consummate the Exchange Offer for any reason, the Indenture and the Collateral Agency Agreement will remain in effect in their current form.

We plan to issue the New Notes promptly following the Expiration Date (such issue date, the “Settlement Date”).

Completion of the Exchange Offer is subject to the satisfaction or waiver of a number of conditions as set forth in this prospectus. See “Conditions of the Exchange Offer and the Consent Solicitation.”

None of PPL Energy Supply or its subsidiaries, the Exchange Agent, the Information Agent, the trustee under the Ironwood Bonds Indenture or the Collateral Agency Agreement, the collateral agent and depositary bank under the Collateral Agency Agreement, the Dealer Manager, or affiliates of any of them makes any recommendation as to whether holders of the Ironwood Bonds should tender their Ironwood Bonds for exchange in the Exchange Offer or deliver Consents pursuant to the Consent Solicitation. Holders of the Ironwood Bonds must make their own decision whether to tender Ironwood Bonds in the Exchange Offer and to deliver Consents in the Consent Solicitation and, if so, the amount of Ironwood Bonds as to which action is to be taken.

Valid tenders of Ironwood Bonds pursuant to the Exchange Offer will be deemed to include Consents to the Proposed Amendments, and holders may not deliver Consents in the Consent Solicitation without validly tendering their Ironwood Bonds in the Exchange Offer.

Tenders of Ironwood Bonds pursuant to the Exchange Offer may be validly withdrawn and the related Consents delivered pursuant to the Consent Solicitation may be validly revoked at any time prior to the Expiration Date. A valid withdrawal of tendered Ironwood Bonds prior to the Expiration Date shall be deemed a valid revocation of the related Consents.

Subject to applicable law, the Exchange Offer, on the one hand, and the Consent Solicitation, on the other hand, are being made independently of each other, and PPL Energy Supply reserves the right to terminate, withdraw or amend the Exchange Offer and reserves the right to terminate, withdraw or amend the Consent Solicitation as described in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) under the Securities Act. You should read this prospectus, including the annex, together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information and Incorporation By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized any person (including any dealer, salesman or broker) to provide you with different information. The information contained or incorporated by reference in this prospectus may only be accurate on the date hereof or the dates of the documents incorporated by reference herein. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any other date.

The New Notes have not been approved or recommended by any U.S. federal, state or foreign jurisdiction or regulatory authority. Furthermore, those authorities have not been requested to confirm the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PPL Energy Supply and other sources identified herein have provided the information contained in or incorporated by reference into this prospectus. The Dealer Manager makes no representation or warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation by the Dealer Manager.

CERTAIN TERMS

In this prospectus, unless the context otherwise requires or indicates (i) “Issuer,” “Company,” “us,” “we,” “our” or “PPL Energy Supply” means PPL Energy Supply, LLC, a Delaware limited liability company, and (ii) “Ironwood” means PPL Ironwood, LLC, a Delaware limited liability company.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and files reports, proxy statements and other information with the SEC. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such materials also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov.

We “incorporate by reference” information into this prospectus. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that the Company files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for Current Reports on Form 8-K containing only disclosure furnished under Item 2.02 or 7.01 of Form 8-K and exhibits relating to such disclosure, unless otherwise specifically stated in that Form 8-K. These documents contain important information about us, the Company and the Company’s financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

•	Current Reports on Form 8-K filed with the SEC on February 27, 2012, February 29, 2012, March 29, 2012, April 16, 2012, June 8, 2012, September 20, 2012, October 5, 2012 and January 14, 2013.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of Amendment No. 1 to the Registration Statement (January 22, 2013) and prior to the Expiration Date (other than information furnished on any Form 8-K which information is not deemed filed under the Exchange Act) are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can also obtain from the Company without charge copies of any document incorporated by reference in this prospectus, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus incorporates) by requesting such materials in writing or by telephone from the Company at:

PPL Energy Supply, LLC

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Investor Services Department

Telephone: 1-800-345-3085

To ensure timely delivery, you must request this information no later than five business days before the expiration of the Exchange Offer.

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FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply cost and availability;

•	weather conditions affecting generation, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	the length and cost of scheduled and unscheduled outages at our generating facilities;

•	transmission and distribution system conditions and operating costs;

•	potential expansion of alternative sources of electricity generation;

•	potential laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism, war or other hostilities, cyber-based intrusions or natural disasters;

•	our commitments and liabilities and those of our subsidiaries;

•	market demand and prices for energy, capacity, transmission services, emission allowances, renewable energy credits and delivered fuel;

•	competition in retail and wholesale power and natural gas markets;

•	liquidity of wholesale power markets;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	stock price performance of PPL Corporation, our parent;

•

volatility in the fair value of debt and equity securities and its impact on the value of assets in PPL Susquehanna’s nuclear plant decommissioning trust funds and in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension, retiree medical, and nuclear decommissioning liabilities, and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•	profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

•

current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	legal, regulatory, political, market or other reactions to the 2011 incident at the nuclear generating facility at Fukushima, Japan, including additional Nuclear Regulatory Commission requirements;

•	political, regulatory or economic conditions in states, regions or countries where we and our subsidiaries conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax, environmental, healthcare or pension-related legislation;

•	state, federal or foreign regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	business dispositions or acquisitions and our ability to successfully operate such acquired businesses and realize expected benefits from business acquisitions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by applicable law, we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

SUMMARY

The following summary contains information about the Company, the Exchange Offer and the Consent Solicitation. It does not contain all of the information that may be important to you in making a decision to participate in the Exchange Offer and the Consent Solicitation. For a more complete understanding of the Company, the Exchange Offer and the Consent Solicitation, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors” and “Forward-Looking Statements,” as well as our financial statements and the notes to those statements incorporated by reference herein. Certain descriptions in this prospectus of provisions of the Ironwood Bonds are summaries of such provisions and are qualified herein by reference to the indenture governing such Ironwood Bonds, as supplemented from time to time. Copies of the indenture and any supplements will be provided to you upon your request to the Information Agent. See “Where You Can Find More Information and Incorporation by Reference.”

The Company

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged through its subsidiaries in the generation and marketing of electricity, primarily in the northeastern and northwestern power markets of the United States. PPL Energy Supply’s major operating subsidiaries are PPL Generation and PPL EnergyPlus. PPL Energy Supply is an indirect wholly owned subsidiary of PPL Corporation, a Pennsylvania corporation.

PPL Generation and PPL EnergyPlus

At December 31, 2011, PPL Energy Supply owned or controlled, through its subsidiaries, 10,508 MW of electric power generation capacity and was implementing capital projects at certain of its existing generation facilities in Pennsylvania and Montana to provide 191 MW of additional generating capacity by the end of 2013. Generating capacity controlled by PPL Generation and other PPL Energy Supply subsidiaries includes power obtained through PPL EnergyPlus’ tolling or power purchase agreements.

PPL Generation owns and operates a portfolio of competitive domestic power generating assets. Its power plants are located in Pennsylvania and Montana and are fueled by coal, uranium, natural gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus sells electricity produced by PPL Generation subsidiaries, participates in wholesale market load-following auctions, and markets various energy products and commodities such as: capacity, transmission, financial transmission rights, coal, natural gas, oil, uranium, emission allowances, renewable energy credits and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern United States.

PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

The executive offices of PPL Energy Supply are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

PPL Ironwood

PPL Ironwood, LLC is a Delaware limited liability company and a wholly owned subsidiary of PPL Energy Supply that was formed to develop, own, operate and maintain a 705-megawatt natural-gas-fired facility in eastern Pennsylvania (“Ironwood Facility”). Acquired by PPL Energy Supply in 2012, the Ironwood Facility started commercial operation in December 2001. The Ironwood Facility consists of two combustion turbine generators, two heat recovery steam generators and one steam turbine generator.

The executive offices of PPL Ironwood, LLC are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610)-774-5151).

Summary of the Terms of the Exchange Offer and the Consent Solicitation

The Exchange Offer	PPL Energy Supply, LLC is offering to exchange properly tendered (and not validly withdrawn) and accepted outstanding 8.857% Senior Secured Bonds due 2025 of PPL Ironwood, LLC (CUSIP No. 00103XAC7) (the “Ironwood Bonds”) for its newly issued Senior Notes, Series 4.60% due 2021 (the “New Notes”).

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on February 8, 2013 unless extended.

Withdrawal Deadline	Tenders may be withdrawn prior to 11:59 p.m., New York City time, on the Expiration Date. Holders may also withdraw tendered Ironwood Bonds if we have not accepted them for purchase on or before 40 days after the commencement of the Exchange Offer. Procedures for withdrawal are described under “Withdrawal of Tenders and Revocation of Consents.”

Settlement Date	Subject to the terms and conditions of the Exchange Offer, we will issue the New Notes in exchange for those Ironwood Bonds accepted by us as soon as practicable after the Expiration Date.

The New Notes	The New Notes will bear interest at the rate of 4.60% per year. Interest on the New Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2013. The New Notes will mature on December 15, 2021. See also “Summary—Summary of New Notes—New Notes Offered.” The New Notes will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the $500,000,000 aggregate principal amount of Senior Notes, Series 4.60% due 2021 (the “Existing 2021 Notes”) that PPL Energy Supply initially issued on December 16, 2011. The New Notes will be issued with accrued interest from December 15, 2012, the date of the most recent interest payment on the Existing 2021 Notes.

Accrued and Unpaid Interest	If Ironwood Bonds are properly tendered by an eligible holder (and not validly withdrawn) and accepted by us for exchange pursuant to the Exchange Offer, such holder will be entitled to receive accrued and unpaid interest in cash on such Ironwood Bonds up to, but not including, the Settlement Date. An amount equal to the accrued interest on the New Notes at the time of their issuance on the Settlement Date will be subtracted from the payment to be made on the Settlement Date in respect of the accrued and unpaid interest on the Ironwood Bonds accepted for exchange.

Minimum Tender Amount	The Exchange Offer is conditioned on at least a majority in principal amount of the outstanding Ironwood Bonds being validly tendered (and not validly withdrawn) prior to the Expiration Date (the “Minimum Tender Amount”). See “Conditions of the Exchange Offer and the Consent Solicitation.”

Consent Solicitation

Upon the terms and subject to the conditions described in this prospectus and the Letter of Transmittal and Consent, PPL Energy Supply is soliciting the Consent of holders of the Ironwood Bonds to the Proposed Amendments. In order to be adopted, the Proposed Amendments applicable to the Ironwood Bonds Indenture require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Ironwood Bonds (the “Indenture Requisite Consents”) and the Proposed Amendments applicable to the Collateral Agency Agreement are conditioned on, among other things, the consent of the holders of at least a majority in principal amount of the outstanding indebtedness of Ironwood (the “Collateral Agency Agreement Requisite Consents” and together with the Indenture Requisite Consents, the “Requisite Consents”). Promptly following the Expiration Date, if the Requisite Consents are delivered, (i) Ironwood and The Bank of New York Mellon as trustee will enter into a supplemental indenture (the “Supplemental Indenture”) and (ii) The Bank of New York Mellon, in its separate capacities as trustee, collateral agent and depositary bank, will be directed to enter into an amended and restated Collateral Agency Agreement, in each case to give effect to the Proposed Amendments. The Proposed Amendments will not become operative until the consummation of the Exchange Offer. In the event that we do not receive the Requisite Consents or do not consummate the Exchange Offer for any reason, the Indenture and the Collateral Agency Agreement will remain in effect in their current form.

Valid tenders of Ironwood Bonds pursuant to the Exchange Offer (that are not validly withdrawn) will be deemed to include Consents to the Proposed Amendments. Holders may not validly tender Ironwood Bonds in the Exchange Offer without delivering the related Consents in the Consent Solicitation and may not validly withdraw previously tendered Ironwood Bonds prior to the Expiration Date without revoking the related Consents. Holders may not deliver Consents in the Consent Solicitation without validly tendering their Ironwood Bonds in the Exchange Offer and may only validly revoke Consents by validly withdrawing the previously tendered related Ironwood Bonds prior to the Expiration Date. See “Procedures for Tendering Ironwood Bonds and Delivering Consents” for more information.

The Proposed Amendments

If the Requisite Consents are obtained, the Proposed Amendments (i) will delete in their entirety substantially all of the restrictive covenants in the Ironwood Indenture and (ii) direct the trustee, collateral agent and depositary bank to execute an amended and restated Collateral Agency Agreement, which will no longer include certain provisions relating to the operation and financing of the Ironwood generating facility owned by PPL Ironwood, LLC.

Holders of Ironwood Bonds left outstanding following the completion of the Exchange Offer will no longer be entitled to the benefits of the covenants and other provisions that are eliminated or modified pursuant to the Proposed Amendments. See “Proposed Amendments.”

Conditions to the Exchange Offer	The Exchange Offer is subject to (i) the Minimum Tender Amount of Ironwood Bonds being validly tendered (and not validly withdrawn) prior to the Expiration Date, (ii) the New Notes issued in the Exchange Offer being fungible for U.S. federal income tax purposes with the Existing 2021 Notes and (iii) the registration statement of which this prospectus forms a part being declared effective and no stop order suspending its effectiveness or any proceeding for that purpose being outstanding (and neither condition (ii) nor (iii) may be waived by us) and the other conditions described under “Conditions of the Exchange Offer.” In addition, we have the right to terminate or withdraw the Exchange Offer at any time if any of the conditions described under “Conditions of the Exchange Offer and the Consent Solicitation” are not satisfied.

Eligible Holders	The Exchange Offer is being made, and the New Notes are being offered and issued only to eligible holders. The holders of Ironwood Bonds who have certified to us that they are eligible to participate in the Exchange Offer are referred to as “eligible holders.”

Procedure for Tenders	If a holder wishes to participate in the Exchange Offer and the Consent Solicitation and such holder’s existing Ironwood Bonds are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, such holder must instruct that custodial entity to tender on the holder’s behalf the Ironwood Bonds pursuant to the procedures of the custodial entity. Custodial entities that are participants in The Depository Trust Company (“DTC”) must tender Ironwood Bonds through DTC’s Automated Tender Offer Program, known as “ATOP,” by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent. A Letter of Transmittal and Consent need not accompany tenders effected through ATOP.

Each holder tendering Ironwood Bonds registered in such holder’s name must complete, sign and date the accompanying Letter of Transmittal and Consent according to the instructions contained in this prospectus and the Letter of Transmittal and Consent. The holder must also deliver the Letter of Transmittal and Consent and any other required documents to the Exchange Agent at one of the addresses set forth on the cover page of the Letter of Transmittal and Consent. For further information, see “Procedures for Tendering Ironwood Bonds and Delivering Consents” and the Letter of Transmittal and Consent.

Withdrawal of Tenders

Tenders of Ironwood Bonds pursuant to the Exchange Offer may be validly withdrawn and the related Consent delivered pursuant to the Consent Solicitation may be validly revoked at any time prior to the Expiration Date by following the procedures described herein. A valid withdrawal of tendered Ironwood Bonds prior to the Expiration Date shall be deemed a valid revocation of the related Consent. See “Withdrawal of Tenders and Revocation of Consents.”

If PPL Energy Supply amends or modifies the terms of the Exchange Offer or the Consent Solicitation or the information concerning the Exchange Offer or the Consent Solicitation, in a manner determined by us to constitute a material change to holders of the Ironwood Bonds, we will disseminate additional Exchange Offer and Consent Solicitation materials and extend the period of such Exchange Offer and/or Consent Solicitation, including any withdrawal and revocation rights, to the extent required by law and as we determine necessary. An extension of the Expiration Date will not affect a holder’s withdrawal and revocation rights, as described above, unless otherwise provided herein or in any additional Exchange Offer materials or as required by applicable law. See “General Terms of the Exchange Offer and the Consent Solicitation — Extension, Termination or Amendment.”

Consequences of Failure to Tender	For a description of the consequences of failing to exchange your Ironwood Bonds pursuant to the Exchange Offer or deliver Consents pursuant to the Consent Solicitation, see “Risk Factors—Risks to Holders of Non-Tendered or Not Accepted for Exchange Ironwood Bonds.”

Amendment and Termination	We have the right to terminate or withdraw, in our sole discretion, the Exchange Offer or the Consent Solicitation at any time at or before the Expiration Date if any of the conditions described under “Conditions of the Exchange Offer and the Consent Solicitation” are not met by the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offer or the Consent Solicitation on or prior to the Expiration Date (except conditions (ii) and (iii) described under”—Conditions to the Exchange Offer” above) and (ii) to amend the terms of the Exchange Offer or the Consent Solicitation. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated at or before the Expiration Date, no consideration will be paid or become payable to holders who have validly tendered their Ironwood Bonds pursuant to the Exchange Offer. In any such event, the Ironwood Bonds previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “General Terms of the Exchange Offer and the Consent Solicitation — Extension, Termination or Amendment.”

Use of Proceeds	We will not receive any cash proceeds after giving effect to the Exchange Offer.

Taxation	For a discussion of certain U.S. federal income tax consequences that should be considered in evaluating the Exchange Offer and Consent Solicitation, see “Certain U.S. Federal Income Tax Considerations.”

Dealer Manager	J.P. Morgan Securities LLC

Information Agent and Exchange Agent	D.F. King & Co., Inc.

Regulatory Approvals	We are not aware of any material regulatory approvals necessary to complete the Exchange Offer and Consent Solicitation. However, we may not complete the Exchange Offer and Consent Solicitation until the registration statement, of which this prospectus is a part, is declared effective by the SEC.

Questions	If you have any questions regarding the terms of the Exchange Offer or Consent Solicitation, please contact the Dealer Manager. If you have questions regarding the procedures for tendering old notes in the exchange offer, please contact the Information Agent and Exchange Agent. The contact information for the Dealer Manager and the Information Agent and Exchange Agent is located on the back cover of this prospectus.

Risk Factors	See “Risk Factors” and the other information included in and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer and the Consent Solicitation.

Summary of New Notes

The New Notes will be governed by an indenture by and between PPL Energy Supply, LLC and The Bank of New York Mellon, as trustee, as supplemented in connection with the issuance of the New Notes. The following is a summary of certain terms of the indenture, as supplemented, and the New Notes and is qualified in its entirety by the more detailed information contained under the heading “Description of New Notes” elsewhere in this prospectus. Certain descriptions in this prospectus of provisions of the indenture, as supplemented, are summaries of such provisions and are qualified herein by reference to the indenture, as supplemented,. Copies of the indenture and the supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part.

Issuer	PPL Energy Supply, LLC

New Notes Offered	Senior Notes, Series 4.60% due 2021. The New Notes will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the Existing 2021 Notes.

Stated Maturity Date	The New Notes will mature on December 15, 2021.

Interest Payment Dates	Interest on the New Notes will be payable on June 15 and December 15 of each year, commencing on June 15, 2013 and at maturity or upon earlier redemption.

Interest Rate	The New Notes will bear interest at a rate of 4.60% per annum.

Redemption	The New Notes may be redeemed at our option, in whole at any time or in part from time to time, at the redemption prices set forth in this prospectus. The New Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the holder of a New Note prior to the Stated Maturity Date. See “Description of New Notes — Redemption.”

Covenants	Under the indenture, we have agreed to certain restrictions on incurring secured debt and entering into certain transactions. See “Description of New Notes — Certain Covenants.”

Listing	We do not intend to list the New Notes on any securities exchange.

Ranking	The New Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Because we are a holding company, our obligations on the New Notes will be effectively subordinated to existing and future liabilities of our subsidiaries. See “Risk Factors.”

Trustee	The Bank of New York Mellon. See “Description of New Notes — Regarding the Trustee.”

Governing Law	The New Notes and the indenture are governed by the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable.

Risk Factors	See “Risk Factors” and the other information included in and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer.

RISK FACTORS

In addition to the other information set forth and incorporated by reference in this prospectus, you should carefully consider the following risk factors before deciding to participate in the Exchange Offer and the Consent Solicitation.

Risks to Holders of Non-Tendered or Not Accepted for Exchange Ironwood Bonds

Upon consummation of the Exchange Offer, liquidity of the market for outstanding Ironwood Bonds will likely be reduced, and market prices for outstanding Ironwood Bonds may decline as a result.

To the extent the Exchange Offer is consummated, the aggregate principal amount of outstanding Ironwood Bonds will be reduced. A reduction in the amount of outstanding Ironwood Bonds may adversely affect the liquidity, market price and price volatility of the non-tendered or not accepted Ironwood Bonds. If a market for Ironwood Bonds that are not exchanged exists or develops, the Ironwood Bonds may trade at a discount to the price at which they would trade if the principal amount outstanding was not reduced. Securities with a small outstanding principal amount available for trading, or float, generally command a lower price than do comparable securities with a greater float. Therefore, the market price for Ironwood Bonds that are not tendered or not accepted by us may be adversely affected. A reduced float may also make the trading prices of Ironwood Bonds that are not exchanged more volatile. There can, however, be no assurance that an active market in the Ironwood Bonds will exist, develop or be maintained, or as to the prices at which the Ironwood Bonds may trade, whether or not the Exchange Offer is consummated.

We cannot assure holders of the Ironwood Bonds that existing rating agency ratings for the Ironwood Bonds will be maintained.

We cannot assure holders of the Ironwood Bonds that as a result of the Exchange Offer or otherwise, one or more rating agencies, including S&P or Moody’s, would not take action to downgrade or negatively comment upon their respective ratings on the Ironwood Bonds. Any downgrade or negative comment may adversely affect the market price of the Ironwood Bonds.

The acquisition of any Ironwood Bonds that are not tendered in Exchange Offer may be on terms more or less favorable than the terms of the Exchange Offer.

We or our affiliates may acquire Ironwood Bonds that are not tendered in the Exchange Offer through open market purchases, privately negotiated transactions, other tender or exchange offers, redemptions under the existing indenture or such other means as we deem appropriate. Any such transactions will occur upon the terms and at prices as we may determine in our sole discretion, which may be more or less favorable than the terms of the Exchange Offer, and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

Risks Related to the Exchange Offer, Consent Solicitation and New Notes

The Company may increase the amount of the Minimum Tender Amount and, therefore, your tendered Ironwood Bonds that may not be accepted for exchange.

Tenders of Ironwood Bonds may only be withdrawn before the Expiration Date, unless extended or earlier terminated. The Company reserves the right to increase the Minimum Tender Amount at any time, which could result in the Company not accepting your tendered Ironwood Bonds in the exchange. Subject to applicable law, if the Company increases the Minimum Tender Amount, the Exchange Offer will remain open for at least 10 business days thereafter.

The Exchange Offer does not reflect any independent valuation of the Ironwood Bonds or the New Notes.

Our board of managers has made no determination that the consideration to be received in the Exchange Offer represents a fair valuation of either the Ironwood Bonds or the New Notes. We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratio or the relative values of Ironwood Bonds and New Notes. If you tender your Ironwood Bonds, you may or may not receive more or as much value than if you choose to keep them.

The Exchange Offer and the Consent Solicitation are subject to a number of conditions.

The Exchange Offer is conditioned on at least a majority in principal amount of the outstanding Ironwood Bonds being validly tendered (and not validly withdrawn) prior to the Expiration Date. The Exchange Offer and the Consent Solicitation are also subject to the satisfaction or waiver of a number of other conditions as set forth in this prospectus. See “Conditions of the Exchange Offer and the Consent Solicitation.” Promptly following the Expiration Date, if the Requisite Consents are delivered, (a) Ironwood and The Bank of New York Mellon, as trustee, will enter into the Supplemental Indenture and (b) The Bank of New York Mellon, in its separate capacities as trustee, collateral agent and depositary bank, will be directed to enter into an amended and restated Collateral Agency Agreement, in each case to give effect to the Proposed Amendments. The Proposed Amendments will not become operative until the consummation of the Exchange Offer. We may amend the Exchange Offer and the Consent Solicitation, including the Minimum Tender Amount. Depending on the materiality of the change, we may not be required to extend withdrawal or revocation rights following the announcement of such change. In addition, the Company may terminate or withdraw the Exchange Offer and may terminate or withdraw the Consent Solicitation if any of the applicable conditions described under the “Conditions of the Exchange Offer and the Consent Solicitation” are not satisfied or waived by the Expiration Date. Even if the Exchange Offer and the Consent Solicitation are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their New Notes during which time such holders will not be able to effect transfers or sales of their Ironwood Bonds tendered for exchange or their New Notes.

The Proposed Amendments will afford reduced protection to remaining holders of the Ironwood Bonds.

The Proposed Amendments, if adopted, would delete in their entirety substantially all of the restrictive covenants in the Ironwood Bonds Indenture and certain provisions relating to the operation and financing of the Ironwood generating facility owned by PPL Ironwood, LLC. The Ironwood Bonds Indenture, as modified by the Proposed Amendments, will be materially less restrictive and will afford significantly reduced protection to holders of the Ironwood Bonds as compared to the restrictive covenants and other provisions currently contained in the Ironwood Bonds Indenture. In addition, the amendments to the Collateral Agency Agreement will materially limit the obligation of PPL Ironwood, LLC to maintain balances in certain project accounts and related obligations. The Proposed Amendments to the Ironwood Bonds Indenture would, among other things:

•	Eliminate the covenants requiring Ironwood to maintain certain insurance coverage requirements and meet certain reporting requirements;

•	Eliminate the covenants prohibiting Ironwood from engaging in other business;

•	Eliminate the covenants prohibiting Ironwood from incurring certain indebtedness;

•	Eliminate the covenants prohibiting Ironwood from making certain restricted payments;

•	Eliminate the covenants prohibiting Ironwood from engaging in a change of control;

•	Eliminate the covenants prohibiting Ironwood from amending certain project contracts;

•	Eliminate the covenants prohibiting Ironwood from engaging in certain transactions with affiliates; and

•	Eliminate the covenants prohibiting Ironwood from engaging in certain fundamental changes or dispositions of assets.

If the Proposed Amendments are adopted, each non-exchanging holder of Ironwood Bonds will be bound by the Proposed Amendments even if that holder did not consent to the Proposed Amendments. The elimination or modification of the restrictive covenants and other provisions in the Ironwood Bonds Indenture and Collateral Agency Agreement contemplated by the Proposed Amendments would, among other things, permit Ironwood to take actions that could increase the credit risk with respect to the Ironwood Bonds, and might adversely affect the liquidity, market price and price volatility of the Ironwood Bonds that remain outstanding after completion of the Exchange Offer or otherwise be adverse to the interests of the remaining holders of the Ironwood Bonds. See “Proposed Amendments.”

After completion of the Exchange Offer, we will have a significant amount of indebtedness, and we may incur additional indebtedness in the future.

On a pro forma basis to give effect to this Exchange Offer, at September 30, 2012, we would have had approximately:

•	$445 million of secured Indebtedness outstanding; and

•	$2,830 million of unsecured Indebtedness outstanding,

assuming that all of the Ironwood Bonds have been tendered prior to the Expiration Date and have been accepted.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Our cash flow and ability to meet debt obligations largely depend on the performance of our subsidiaries and affiliates.

We are a holding company and conduct our operations primarily through subsidiaries. Substantially all of our consolidated assets are held by such subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the New Notes are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to us in the form of dividends, loans or advances or repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the New Notes or to make any funds available for such payment.

Because we are a holding company, our obligations on the New Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including rights of a holder of any Ironwood Bond, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by us. Although certain agreements to which we and our subsidiaries are parties limit the ability to incur additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The debt agreements of some of our subsidiaries and affiliates contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to us upon failing to meet certain financial tests or other conditions prior to the payment of other obligations, including operating expenses, debt service and reserves. We currently believe that all of our subsidiaries and affiliates are in compliance with such tests and conditions.

None of our subsidiaries will guarantee the New Notes. We depend entirely on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.

Our subsidiaries will not guarantee the New Notes. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the New Notes or to provide us with funds for our payment obligations. Substantially all of our operations are conducted through our subsidiaries and we derive substantially all of our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the New Notes, depend in large part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. Payments to us by our subsidiaries also will be contingent upon their earnings and their business considerations. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. Because we depend in large part on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the New Notes.

Your ability to transfer the New Notes offered hereby may be limited by the absence of an active trading market.

While the New Notes will form part of a series, and trade fungibly with, the Existing 2021 Notes (collectively, the “2021 Notes”), an active trading market may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the 2021 Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We do not intend to apply for listing or quotation of the 2021 Notes on any securities exchange or stock market. The liquidity of any market for the 2021 Notes will depend on a number of factors, including:

•	the number of holders of 2021 Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the 2021 Notes; and

•	prevailing interest rates.

Historically, the market for debt securities has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the 2021 Notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the 2021 Notes.

USE OF PROCEEDS

We will not have any cash proceeds after giving effect to the Exchange Offer. The Ironwood Bonds exchanged in connection with the Exchange Offer will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth as of September 30, 2012.

•	The Company’s actual capitalization; and

•

The Company’s capitalization on an adjusted basis to give effect to the consummation of the Exchange Offer (excluding fees and expenses) assuming that (1) all holders of outstanding Ironwood Bonds tender their Ironwood Bonds in the Exchange Offer and receive the Exchange Consideration and (2) the transaction is not accounted for as an extinguishment under generally accepted accounting principles.

This table should be read in conjunction with the Company’s consolidated financial statements and the related notes thereto and the other financial information included and incorporated by reference in this prospectus.

	As of September 30, 2012
	Actual	As Adjusted
	(unaudited)
	(In millions)
Long-term debt, including current portion	$3,275	$3,031
New Notes offered hereby	—	244	(1)

Total long-term debt	3,275	3,275
Noncontrolling interests	18	18
Member’s equity	3,883	3,883

Total capitalization	$7,176	$7,176

(1)	This amount represents the book value of the New Notes that will continue to be recorded under U.S. GAAP as a result of the Exchange Offer and such amount will be accreted to $278 million through December 2021.

SELECTED FINANCIAL DATA

The selected financial data presented below for each year ended and as of December 31 in each year in the five-year period ended December 31, 2011 has been derived from PPL Energy Supply’s consolidated financial statements. You should read the following information together with PPL Energy Supply’s consolidated financial statements and the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PPL Energy Supply’s Form 10-K, incorporated by reference herein.

PPL Energy Supply LLC (a) (b)	2011	2010	2009	2008	2007
Income Items - millions
Operating revenues	$6,429	$5,128	$5,309	$5,528	$3,976
Operating income	1,361	1,061	135	825	808
Income (loss) from continuing operations after income taxes attributable to PPL Energy Supply member	766	619	(17)	413	555
Net income	769	862	247	770	1,214
Net income attributable to PPL Energy Supply member	768	861	246	768	1,205
Balance Sheet Items - millions (c) (d)
Total assets	13,179	16,796	17,024	16,469	15,267
Short-term debt	400	531	639	584	51
Long-term debt	3,024	5,589	5,031	5,196	5,070
Member’s equity	4,019	4,491	4,568	4,794	5,205
Total capitalization	7,461	10,629	10,256	10,592	10,345

(a)	Earnings in each year were affected by several items that management considers special. See “Results of Operations - Earnings” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PPL Energy Supply’s 2011 Form 10-K for a description of special items in 2011, 2010 and 2009.
(b)	See “Item 1A. Risk Factors” and Note 15 to the Financial Statements in PPL Energy Supply’s 2011 Form 10-K for a discussion of uncertainties that could affect PPL Energy Supply’s future financial condition.
(c)	As of each respective year-end.
(d)	2011 reflects the January 2011 distribution of PPL Energy Supply’s membership interest in PPL Global to its parent, PPL Energy Funding.

RATIO OF EARNINGS TO FIXED CHARGES

The following table is set forth as of September 30, 2012.

(Dollars in millions)

	9 Months Ended Sep. 30,	Years Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (a)	4.1	5.5	2.7	0.6	2.2	2.3

(a)	In January 2011, PPL Energy Supply distributed its 100% membership interest in PPL Global, LLC to PPL Energy Supply’s parent, PPL Energy Funding Corporation. As a result, PPL Global, LLC’s operating results were reclassified as Discontinued Operations. Upon reflecting this reclassification, earnings were less than fixed charges for 2009. For more information, see Note 9 in PPL Energy Supply’s 2011 Form 10-K, which is incorporated by reference in this prospectus. The total amount of fixed charges for this period was approximately $364 million and the total amount of earnings was approximately $206 million. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $158 million.

The ratio of earnings to fixed charges is computed by dividing our earnings, which consist of income (loss) before income taxes and our fixed charges (adjusted for capitalized interest), by our fixed charges, which consist of interest incurred including the amortization of debt issuance costs, and the estimated interest component of rent expense.

GENERAL TERMS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Upon the terms and subject to the conditions set forth in this prospectus and the Letter of Transmittal and Consent, we are offering to exchange properly tendered and accepted outstanding Ironwood Bonds for our newly issued Senior Notes, Series 4.60% due 2021, to which we refer in this prospectus as the “New Notes”. The Exchange Offer is subject to certain conditions, including the requirement that the Company receives valid tenders, not validly withdrawn, of a majority in principal amount of the outstanding Ironwood Bonds in exchange for the New Notes. The purpose of the Exchange Offer is to refinance the existing publicly held debt of PPL Ironwood, a wholly owned subsidiary of PPL Energy Supply, with debt of PPL Energy Supply in order to consolidate the debt at PPL Energy Supply, the primary issuer of debt for PPL Energy Supply and its subsidiaries.

In exchange for Ironwood Bonds properly tendered (and not validly withdrawn) prior to 11:59 p.m., New York City time, on February 8, 2013 (the “Expiration Date”) and accepted by us, participating holders of Ironwood Bonds will receive the Exchange Consideration, payable in New Notes, in the principal amount equal to $1,270 for each $1,000 principal amount that remains payable on the Ironwood Bonds outstanding at the Expiration Date. We will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes. The aggregate Exchange Consideration paid to each participating holder for all Ironwood Bonds properly tendered (and not validly withdrawn) and accepted by us will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof, and we will, at our option, either pay cash up to $1,000 or issue New Notes (up to the nearest whole $1,000) equal to the remaining portion, if any, of the Exchange Consideration. Any such decision will apply to all Ironwood Bonds tendered and accepted in the Exchange Offer.

On February 28, 2013, PPL Ironwood will make a principal and interest payment on any Ironwood Bonds outstanding on that date to holders of record of Ironwood Bonds as of February 1, 2013, the record date for that payment. Holders who properly tender their Ironwood Bonds and whose Ironwood Bonds are accepted for exchange will receive the Exchange Consideration on the Settlement Date (defined below) plus accrued and unpaid interest in cash on such Ironwood Bonds (subject to “Acceptance of Ironwood Bonds and Consents; Accrual of Interest—Accrued Interest”). Such participating holders will not be entitled to receive the payment of principal and interest on February 28, 2013 and will assign their rights, if any, to such payment to PPL Energy Supply in connection with their tender. Holders who do not participate in the Exchange Offer and who are otherwise entitled to receive the February 28, 2013 payment of principal and interest on the Ironwood Bonds pursuant to the rules of DTC applicable to such payments, will receive the payment of principal and interest on February 28, 2013.

Holders of Ironwood Bonds properly tendered (and not validly withdrawn) and accepted by us will be entitled to receive in cash accrued and unpaid interest, if any, on their exchanged Ironwood Bonds up to, but not including, the Settlement Date (less accrued interest on the New Notes), in addition to the Exchange Consideration that such holder would receive in the Exchange Offer. See also “Acceptance of Ironwood Bonds for Exchange; Accrual of Interest—Accrued Interest.” Holders of Ironwood Bonds may withdraw tendered Ironwood Bonds or delivered Consents at any time prior to 11:59 p.m., New York City time, on the Expiration Date. Holders may withdraw tendered Ironwood Bonds at any time prior to the Expiration Date. Any Ironwood Bonds or portion thereof that are not tendered or accepted for exchange must be in a minimum denomination of $100,000.

In addition, PPL Energy Supply is also soliciting Consents in the Consent Solicitation to amend the Ironwood Bonds Indenture and the Collateral Agency Agreement. The purpose of the Consent Solicitation is to obtain the Consent required to adopt the Proposed Amendments, which would, among other things, delete in their entirety substantially all of the restrictive covenants in the Ironwood Bonds Indenture and materially limit the obligation of PPL Ironwood to maintain balances in certain project accounts and other obligations in the Collateral Agency Agreement. In order to be adopted, the Proposed Amendments applicable to the Ironwood Bonds Indenture require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Ironwood Bonds (the “Indenture Requisite Consents”), and the Proposed Amendments applicable to the Collateral Agency Agreement require the consent of the holders of at least a majority in principal amount of the outstanding indebtedness of PPL Ironwood (the “Collateral Agency Agreement Requisite Consents” and together with the Indenture Requisite Consents, the “Requisite Consents”). If the Requisite Consents are obtained, any outstanding indebtedness of PPL Ironwood (other than outstanding Ironwood Bonds) is expected to be repaid by Ironwood prior to the Settlement Date. Holders may not validly tender Ironwood Bonds in the Exchange Offer without delivering the related Consents in the Consent Solicitation and may not validly withdraw previously tendered Ironwood Bonds prior to the Expiration Date without revoking the related Consents. Holders may not deliver Consents in the Consent Solicitation without validly tendering their Ironwood Bonds in the Exchange Offer and may only validly revoke Consents by validly withdrawing the previously tendered related Ironwood Bonds prior to the Expiration Date. See “Procedures for Tendering Ironwood Bonds and Delivering Consents” for more information.

The Proposed Amendments constitute a single proposal for the Consent Solicitation, and a consenting holder must consent to all of the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

If the Requisite Consents are received for the Ironwood Bonds, the Supplemental Indenture and the amended and restated Collateral Agency Agreement have been executed, and the Proposed Amendments have become operative, the Proposed Amendments will be binding on all holders of the Ironwood Bonds. Completion of the Exchange Offer and the adoption of the Proposed Amendments may have adverse consequences with respect to Ironwood Bonds that remain outstanding following the completion of the Exchange Offer. See “Risk Factors” and “Proposed Amendments.”

All Ironwood Bonds validly tendered in accordance with the procedures set forth under “Procedures for Tendering Ironwood Bonds and Delivering Consents” and not validly withdrawn in accordance with the procedures set forth under “Withdrawal of Tenders and Revocation of Consents” prior to the Expiration Date, will, upon the terms and subject to the conditions hereof, including those relating to our right to reject tendered Ironwood Bonds, be accepted by PPL Energy Supply.

Our obligation to accept Ironwood Bonds that are tendered is subject to the Minimum Tender Amount provision described below as well as the conditions described under “Conditions of the Exchange Offer and the Consent Solicitation.”

Extension, Termination or Amendment

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer or the Consent Solicitation shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offer and the Consent Solicitation is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer and the Consent Solicitation, all Ironwood Bonds previously tendered and not validly withdrawn will remain subject to the Exchange Offer and the Consent Solicitation and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted for exchange by us. See also “—Announcements.”

Any waiver, amendment or modification of the Exchange Offer or the Consent Solicitation will apply to all Ironwood Bonds tendered pursuant to the Exchange Offer and all Consents delivered pursuant to the Consent Solicitation. If we make a change that we determine to be material in any of the terms of the Exchange Offer or the Consent Solicitation or waive a condition of the Exchange Offer or the Consent Solicitation that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional Exchange Offer documents and extend the Exchange Offer and the

Consent Solicitation and withdrawal rights as we determine necessary and to the extent required by law. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

We may terminate or withdraw at our sole discretion the Exchange Offer or the Consent Solicitation at any time if any condition is not satisfied at or before the Expiration Date.

There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer or the Consent Solicitation. During any extension and irrespective of any amendment to the Exchange Offer or the Consent Solicitation, all Ironwood Bonds previously tendered and not validly withdrawn will remain subject to the Exchange Offer and the Consent Solicitation and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Exchange Offer or the Consent Solicitation in accordance with applicable law.

Minimum Tender Amount

The Exchange Offer is conditioned on at least a majority in principal amount of the outstanding Ironwood Bonds being validly tendered (and not validly withdrawn) prior to the Expiration Date (the “Minimum Tender Amount”).

Announcements

Any extension, termination or amendment of the Exchange Offer or the Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate. See also “—Extension, Termination or Amendment.”

Beneficial Owners

Beneficial owners of Ironwood Bonds who do not hold their Ironwood Bonds but who wish to tender their Ironwood Bonds or deliver Consent must:

•	contact the holder of the Ironwood Bonds and instruct such holder to tender or deliver Consent on the beneficial owner’s behalf;

•

obtain, and include with the accompanying Letter of Transmittal and Consent, Ironwood Bonds properly endorsed for transfer by the holder together or accompanied by a properly completed bond power from the holder with signatures on the endorsement or bond power guaranteed by a Medallion Signature Guarantor (as defined under “Procedures for Tendering Ironwood Bonds— Signature Guarantees”); or

•

effect a record transfer of the Ironwood Bonds prior to the Expiration Date from the holder of Ironwood Bonds to the beneficial owner and comply with the requirements applicable to holders generally for tendering Ironwood Bonds and delivering Consent. In such instance, the holder should effect the record transfer in a timely manner so as to allow sufficient time for completion of the transfer.

Neither we, the Trustee for the Ironwood Bonds nor the Exchange Agent have any obligation to effect the transfer of any Ironwood Bonds from the name of the holder if we do not accept for exchange any of the principal amounts of those Ironwood Bonds.

PROPOSED AMENDMENTS

The Ironwood Bonds have been issued pursuant to the Ironwood Bonds Indenture. We are soliciting the Consents of the holders of the Ironwood Bonds to adopt the Proposed Amendments, which would, among other things, delete in their entirety substantially all of the restrictive covenants in the Ironwood Bonds Indenture and will materially limit the obligation of PPL Ironwood, LLC to maintain balances in certain project accounts and other obligations under the Collateral Agency Agreement.

If the Proposed Amendments become operative, the amendments will apply to all Ironwood Bonds not acquired in the Exchange Offer, even if the holder of such outstanding Ironwood Bonds did not consent to the Proposed Amendments. Thereafter, all such Ironwood Bonds will be governed by the Ironwood Bonds Indenture and Collateral Agency Agreement, each as amended by the Proposed Amendments, which will have less restrictive terms and afford reduced protections to the holders of such securities as compared to those currently in the Ironwood Bonds Indenture and Collateral Agency Agreement. See “Risk Factors — Risks Related to the Exchange Offer, Consent Solicitation and New Notes — The Proposed Amendments will afford reduced protection to remaining holders of the Ironwood Bonds.”

The descriptions below of the provisions of the Ironwood Bonds Indenture and the Collateral Agency Agreement to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to (i) the Ironwood Bonds Indenture, (ii) the form of supplemental indenture to the Ironwood Bonds Indenture that contain the Proposed Amendments, and (iii) the amended and restated Collateral Agency Agreement, a form of which is attached as Appendix A hereto. Copies of the Ironwood Bonds Indenture have been previously filed by PPL Ironwood, LLC with the SEC. See the section entitled “Where You Can Find More Information and Incorporation by Reference” herein for more information regarding how to obtain copies of documents filed with the SEC, including the Ironwood Bonds Indenture. The Supplemental Indenture relating to the Ironwood Bonds is referred to as the “Ironwood Bonds Supplemental Indenture.”

The Proposed Amendments constitute a single proposal and a consenting holder of Ironwood Bonds must consent to all of the Proposed Amendments in their entirety and may not consent selectively with respect to certain of the Proposed Amendments.

Pursuant to the terms of the Ironwood Bonds Indenture, approval of the Proposed Amendments requires the delivery of “Indenture Requisite Consents.” The valid tender of a holder’s Ironwood Bonds will constitute the Consent of such tendering holder to the Proposed Amendments.

If the Indenture Requisite Consents are received, all of the sections or provisions of the Ironwood Bonds Indenture listed below will be deleted in their entirety:

• Section 6.2	(Insurance)

• Section 6.5	(Nature of Business)

• Section 6.6	(Operating and Maintenance)

• Section 6.7	(Compliance with Applicable Laws)

• Section 6.8	(Prohibition on Change in Control)

• Section 6.9	(Project Contracts; Williams Guaranty; Operation of Facility)

• Section 6.10	(Transactions with Affiliates)

• Section 6.11	(Amendments to Project Contracts)

• Section 6.13	(Annual Budget)

• Section 6.14	(Insurance Report)

• Section 6.16	(Inspection)

• Section 6.17	(Limitation on Additional Indebtedness)

• Section 6.18	(Restricted Payments)

• Section 6.19	(Construction of the Facility)

• Section 6.20	(Contractor Performance Tests; Final Acceptance)

• Section 6.21	(Change Orders)

• Section 6.22	(Casualty Proceeds; Eminent Domain Proceeds)

• Section 6.23	(Payment of Taxes and Impositions)

• Section 6.25	(Year 2000)

Amendment to Section 6.3. The Proposed Amendments would also amend Section 6.3 (Reporting Requirements) by deleting Sections 6.3(a), 6.3(b), 6.3(c), 6.3(d)(ii), 6.3(d)(iii), 6.3(d)(iv), 6.3(d)(v), 6.3(d)(vi), 6.3(d)(vii), 6.3(e), 6.3(f), 6.3(g) and 6.3(h). After giving effect to the Proposed Amendments, Section 6.3 shall read as follows: “The Company shall furnish to the Senior Parties promptly after the Company obtains actual knowledge of the occurrence thereof, written notice of the occurrence of any event or condition which constitutes an Event of Default and an Officer’s Certificate of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.”

Amendment to Section 6.12. The Proposed Amendments would also amend Section 6.12 (Prohibition on Fundamental Changes and Disposition of Assets) by deleting the first, second and third sentences, and the first two words of the fourth sentence of Section 6.12. After giving effect to the Proposed Amendments, Section 6.12 shall read as follows: “Except as contemplated by the Project Contracts or permitted pursuant to this Indenture, or as authorized by the first and second provisos below, the Company shall not sell, lease (as lessor) or transfer (as transferor) any property or assets material to the operation of the Facility except in the ordinary course of business to the extent that such property is worn out or is no longer useful or necessary in connection with the operation of the Facility; provided, however, that the Company shall not sell, lease or transfer any of such property or assets without the written approval of the Collateral Agent if the aggregate fair market value of all sales, leases and transfers in the current Fiscal Year exceeds $5 million escalated at the GDPIPD; provided, further, that the Company may loan useful spare parts to other electric power generating facilities owned by an Affiliate of the Company without prior approval of the Trustee or the Collateral Agent on the conditions that, with respect to any spare part whose value is in excess of $50,000 (i) at the time of the loan the recipient of the spare part enters into an enforceable obligation to replace the spare part in kind, or to pay an amount equal to the replacement value of the spare part to the Company, within thirty (30) days of the Company’s demand for the same, and (ii) the Company certifies to the Collateral Agent that the spare part is not reasonably expected to be required for a planned outage or for scheduled maintenance of the Facility prior to being replaced, and such certificate is confirmed by the Independent Engineer.”

In addition, if the Requisite Consents are received, the amended and restated Collateral Agency Agreement substantially in the form attached hereto as Appendix A will be adopted. The amended and restated Collateral Agency Agreement will include the following amendments:

•	Section 3.8 (Construction Account) and Section 3.9 (Payments on Commercial Operation Date) will be deleted in their entirety.

•

Sections 3.10 (Revenue Account), Section 3.11 (Operating and Maintenance Account), Section 3.12 (Debt Service Reserve Account) and Section 3.13 (Major Maintenance Reserve Account) will be substantially amended to reduce certain restrictions on the transfer of project revenues to the Project Accounts.

•

Section 3.14 (Distribution Account) will be substantially amended to delete the Distribution Conditions, which restricted the distribution of funds from the Distribution Account to holders of ownership interests in Ironwood.

•	With respect to Sections 4.2 (Application of Casualty Proceeds and Eminent Domain Proceeds), Sections 4.2(b), 4.2(c), 4.2(d), 4.2(e) and 4.2(f) will be deleted in their entirety.

•	Section 4.3 (Application of Buy Down Amounts) will be deleted in its entirety.

Conforming Changes, etc. The Proposed Amendments would also delete definitions in the Ironwood Bonds Indenture and Collateral Agency Agreement if all references to such definitions would be eliminated as a result of the foregoing amendments and make certain other changes of a technical or conforming nature to the Ironwood Bonds Indenture and Collateral Agency Agreement.

Promptly following the Expiration Date, if the Requisite Consents are delivered, (i) Ironwood and The Bank of New York Mellon as trustee will enter into the Supplemental Indenture and (ii) The Bank of New York Mellon, in its separate capacities as trustee, collateral agent and depositary bank, will be directed to enter into an amended and restated Collateral Agency Agreement, in each case to give effect to the Proposed Amendments. The Proposed Amendments will not become operative until the consummation of the Exchange Offer.

In addition to the foregoing, the execution and delivery of the Letter of Transmittal and Consent (or tender of Ironwood Bonds via ATOP in lieu thereof) will constitute an express waiver by a consenting holder of the Ironwood Bonds with respect to all claims against Ironwood and of any breach, default or event of default that may have arisen at any time under the Ironwood Bonds Indenture and Collateral Agency Agreement, whether or not it is still continuing. Ironwood has informed us that, as of the date of this prospectus, Ironwood is not aware of any such breaches, defaults or events of default.

ACCEPTANCE OF IRONWOOD BONDS AND CONSENTS; ACCRUAL OF INTEREST

Acceptance of Ironwood Bonds for Exchange and Consents

If the conditions to the Exchange Offer and the Consent Solicitation are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept for exchange at the Settlement Date, after we receive validly completed and duly executed Letters of Transmittal and Consent or Agent’s Messages (as defined in “Procedures for Tendering Ironwood Bonds—Tender of Ironwood Bonds Through ATOP” below) with respect to any and all of the Ironwood Bonds properly tendered (and not validly withdrawn), the Ironwood Bonds to be exchanged by notifying the Exchange Agent of our acceptance, subject to the terms and conditions set forth in this prospectus and the Letter of Transmittal and Consent. The notice may be oral if we promptly confirm such notice in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or the exchange of, Ironwood Bonds tendered under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue the offered consideration or return the Ironwood Bonds deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or delay acceptance of Consents, or to terminate the Exchange Offer and/or the Consent Solicitation and not accept for exchange any Ironwood Bonds not previously accepted for exchange or Consents, (1) if any of the conditions to the Exchange Offer or the Consent Solicitation shall not have been satisfied or validly waived by us or (2) in order to comply in whole or in part with any applicable law.

In all cases, the Exchange Consideration for Ironwood Bonds exchanged pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing the Ironwood Bonds, or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the Ironwood Bonds into the Exchange Agent’s account at The Depository Trust Company (“DTC”), (2) the properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the Letter of Transmittal and Consent. The Exchange Offer is scheduled to expire at the Expiration Date, unless extended by us at our sole discretion.

For purposes of the Exchange Offer, we will have accepted for exchange validly tendered (and not validly withdrawn) Ironwood Bonds and Consents, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of the Ironwood Bonds for exchange pursuant to the Exchange Offer and the Consent Solicitation. In all cases, exchange of Ironwood Bonds pursuant to the Exchange Offer will be made by the deposit of the Exchange Consideration with the Exchange Agent or an account specified by the Exchange Agent, which will act as your agent for the purposes of receiving payments and New Notes from us and transmitting any interest cash payments and delivering New Notes to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Ironwood Bonds tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of the Ironwood Bonds) or we extend the Exchange Offer or the Consent Solicitation or are unable to accept for exchange the Ironwood Bonds tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered Ironwood Bonds and those Ironwood Bonds may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents” below.

Partial tenders of Ironwood Bonds pursuant to the Exchange Offer will be accepted only in principal amounts such that the principal amount of Ironwood Bonds held by such holder, without giving effect to amortization to the date of tender, would be in excess of $100,000 or any integral multiple of $1,000 in excess thereof; provided, that any holder may tender all Ironwood Bonds held by such holder, even if the aggregate principal amount of those Ironwood Bonds is not an integral multiple of $1,000. We will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any Ironwood Bonds unless the box titled “Special Exchange Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal and Consent has been completed, as described in the Instructions thereto.

Accrued Interest

Holders of Ironwood Bonds properly tendered (and not validly withdrawn) and accepted by us will be entitled to receive accrued and unpaid interest, if any, in cash on their exchanged Ironwood Bonds up to, but not including, the Settlement Date, in addition to the Exchange Consideration that such holder would receive in the Exchange Offer. An amount equal to the accrued interest on the New Notes at the time of their issuance on the Settlement Date (defined below) will be subtracted from the payment to be made on the Settlement Date in respect of the accrued and unpaid interest on the Ironwood Bonds accepted for exchange. Holders participating in the Exchange Offer shall be entitled to receive such additional amount, in addition to the Exchange Consideration that such holder is entitled to receive pursuant to the Exchange Offer.

Any such accrued and unpaid interest, if any, which shall be aggregated for a holder based on all Ironwood Bonds tendered by such holder and accepted, will be paid in cash.

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to any holder of Ironwood Bonds with respect to the New Notes to be received in exchange for the Ironwood Bonds or otherwise.

We will pay all reasonable fees and expenses of the Dealer Manager, the Exchange Agent and the Information Agent in connection with the Exchange Offer and the Consent Solicitation.

PROCEDURES FOR TENDERING IRONWOOD BONDS AND DELIVERING CONSENTS

General

In order to participate in the Exchange Offer and the Consent Solicitation, you must validly tender your Ironwood Bonds to (and not validly withdraw them from) the Exchange Agent as further described below. It is your responsibility to validly tender your Ironwood Bonds. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Ironwood Bonds or delivering your Consent, please contact the Information Agent or the Exchange Agent whose addresses and telephone numbers are listed on the back cover page of this prospectus.

Valid Tender of Ironwood Bonds and Delivery of Consents

Except as set forth below with respect to ATOP (as defined under “—Tender of Ironwood Bonds through ATOP” below) procedures, for a holder to validly tender Ironwood Bonds pursuant to the Exchange Offer and validly deliver Consent pursuant to the Consent Solicitation, a properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal and Consent, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover page of this prospectus prior to the Expiration Date, and either (1) certificates representing the Ironwood Bonds must be received by the Exchange Agent at such address, or (2) the Ironwood Bonds must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case at or prior to the Expiration Date.

In all cases, the exchange of Ironwood Bonds tendered and accepted (and not validly withdrawn) for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

•	certificates representing such Ironwood Bonds or a Book-Entry Confirmation with respect to such Ironwood Bonds;

•	the Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal and Consent.

Tender and Consent with Respect to Ironwood Bonds Held in Physical Form

To validly tender Ironwood Bonds held in physical form pursuant to the Exchange Offer, a holder should complete and sign the Letter of Transmittal and Consent (or a facsimile copy thereof) in accordance with the Instructions to the Letter of Transmittal and Consent, have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal and Consent and deliver the Letter of Transmittal and Consent, together with certificates representing such Ironwood Bonds and any other documents required by the Instructions to the Letter of Transmittal and Consent, to the Exchange Agent at its address set forth on the back page of this prospectus. The Letter of Transmittal and Consent and any certificates evidencing Ironwood Bonds tendered pursuant to the Exchange Offer should be sent only to the Exchange Agent, and not to us.

If Ironwood Bonds are to be tendered or Consent delivered by any person other than the person in whose name the Ironwood Bonds are registered, the Ironwood Bonds must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the holder or holders appear on the Ironwood Bonds, with the signature(s) on the Ironwood Bonds or instruments of transfer guaranteed as provided below, and a Letter of Transmittal and Consent must be executed and delivered either by the holder or holders, or by the tendering or consenting person pursuant to a valid proxy signed by the holder or holders (such person, an “authorized proxy holder”), which signature must, in either case, be guaranteed as provided below.

Tendering and Consenting with Respect to Ironwood Bonds Held through a Custodian

Any beneficial owner whose Ironwood Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Ironwood Bonds should contact such holder promptly and instruct such holder to tender the Ironwood Bonds on such beneficial owner’s behalf. A custodial entity cannot tender Ironwood Bonds and deliver Consents on behalf of a holder of Ironwood Bonds without such holder’s instructions.

Holders whose Ironwood Bonds are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee should be aware that such nominee may have deadlines earlier than the Expiration Date for such nominees to be advised of the action that you may wish for them to take with respect to your Ironwood Bonds and, accordingly, such holders are urged to contact any custodial entity such as a broker, dealer, commercial bank, trust company or other nominee through which they hold their Ironwood Bonds as soon as possible in order to learn of the applicable deadlines of such nominees.

You will not be required to pay any fees or commissions to PPL Energy Supply, the Dealer Manager, the Exchange Agent or the Information Agent in connection with the Exchange Offer. If your Ironwood Bonds are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Ironwood Bonds on your behalf, your broker or other nominee may charge you for doing so. You should consult with your broker or other nominee to determine whether any charges will apply.

PPL Energy Supply will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the Ironwood Bonds. PPL Energy Supply will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer and the Consent Solicitation other than the Dealer Manager, as described herein.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Ironwood Bonds at DTC for purposes of the Exchange Offer and the Consent Solicitation, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Ironwood Bonds may make book-entry delivery of Ironwood Bonds by causing DTC to transfer the Ironwood Bonds into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Ironwood Bonds may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this prospectus prior to the Expiration Date.

Tender of Ironwood Bonds and Delivery of Consents through ATOP

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer and deliver Consent pursuant to the Consent Solicitation, through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and the delivery of Consent pursuant to the Consent Solicitation, and send an Agent’s Message (as hereinafter defined) to the Exchange Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Exchange Offer documents and agree to be bound by the terms of the Letter of Transmittal and Consent, and that we may enforce such agreement against you.

If a holder of Ironwood Bonds transmits its acceptance through ATOP, delivery of such tendered Ironwood Bonds must be made to the Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such holder delivers (either physically or by book-entry delivery) the Ironwood Bonds being tendered to the Exchange Agent, we may, at our option, treat such tender as defective for purposes of delivery of acceptance for exchange and the right to receive New Notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your Ironwood Bonds on the day that the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. We will have the right, which may be waived, to reject the defective tender of Ironwood Bonds as invalid and ineffective.

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or the Consent Solicitation or under any of the Exchange Offer documents or other Exchange Offer materials provided therewith. Holders must timely tender their Ironwood Bonds in accordance with the procedures set forth in the Exchange Offer documents.

Holders whose Ironwood Bonds are held by DTC should be aware that DTC may have deadlines earlier than the Expiration Date for DTC to be advised of the action that you may wish for them to take with respect to your Ironwood Bonds and, accordingly, such holders are urged to contact DTC as soon as possible in order to learn of DTC’s applicable deadlines.

Effect of Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange of Ironwood Bonds tendered thereby, by executing and delivering a Letter of Transmittal and Consent, you (1) irrevocably sell, assign and transfer to or upon the order of us all right, title and interest in and to all the Ironwood Bonds tendered thereby and (2) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Ironwood Bonds, with full power coupled with an interest) to:

•

deliver certificates representing the Ironwood Bonds, or transfer ownership of the Ironwood Bonds on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Ironwood Bonds for transfer on the relevant security register;

•

receive all benefits or otherwise exercise all rights of beneficial ownership of the Ironwood Bonds (except that the Exchange Agent will have no rights to or control over, our funds, except as our agent, for the Exchange Consideration for any tendered Ironwood Bonds that are exchanged by us); and

•

deliver to PPL Energy Supply and the trustee under the Ironwood Bonds Indenture the Letter of Transmittal and Consent as evidence of the holders’ Consent to the Proposed Amendments and as certification that the Exchange Agent has received validly delivered and not revoked Consent from holders of the requisite aggregate principal amount of the Ironwood Bonds to adopt the Proposed Amendments, duly executed by holders of such Ironwood Bonds all in accordance with the terms of the Exchange Offer and the Consent Solicitation as described in this prospectus.

The agreement between PPL Energy Supply and a holder set forth in a Letter of Transmittal and Consent (and any Agent’s Message in lieu thereof) will be governed by, and construed in accordance with, the laws of the State of New York.

Signature Guarantees

Signatures on all Letters of Transmittal and Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”), unless the Ironwood Bonds tendered thereby are tendered (i) by a holder of Ironwood Bonds (or by a participant in DTC whose name appears on a security position listing as the owner of such Ironwood Bonds) who has not completed either the box entitled “Special Exchange Instructions” or “Special Delivery Instructions” on the Letter of Transmittal and Consent or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Ironwood Bonds are registered in the name of a person other than the signer of the Letter of Transmittal and Consent or if Ironwood Bonds not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the Letters of Transmittal accompanying the tendered Ironwood Bonds must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Ironwood Bonds (including the delivery of Consent) pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Ironwood Bonds and delivery of Consents determined by us not to be in proper form, or if the acceptance of or exchange of such Ironwood Bonds or validation of such Consents may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive and the right to waive any conditions to the Consent Solicitation that we are legally permitted to waive.

Your tender of Ironwood Bonds and delivery of Consent will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by us in our sole discretion, which determination shall be final and binding. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Ironwood Bonds or Consents, or will incur any liability for failure to give any such notification.

Please send all materials to the Exchange Agent and not to PPL Energy Supply,

the Dealer Manager or the trustee.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

Tenders of Ironwood Bonds pursuant to the Exchange Offer may be validly withdrawn and the related Consent delivered pursuant to the Consent Solicitation may be validly revoked at any time prior to the Expiration Date by following the procedures described herein. A participating holder may not validly withdraw such participating holder’s previously tendered Ironwood Bonds unless such participating holder validly revokes such participating holder’s previously delivered Consent. Any tendered Ironwood Bonds may be withdrawn prior to the Expiration Date and may not be withdrawn thereafter, except that they may be withdrawn after 11:59 p.m., New York City time, on March 11, 2013, which is the 40th business day following the commencement date of the Exchange Offer, unless theretofore accepted for payment as provided in this prospectus. A valid withdrawal of tendered Ironwood Bonds prior to the Expiration Date shall be deemed a valid revocation of the related Consent. In addition, tendered Ironwood Bonds will be deemed validly withdrawn and related Consents will be deemed validly revoked if the Exchange Offer is terminated without any Ironwood Bonds being accepted or as required by applicable law. If such a termination occurs, the Ironwood Bonds will be returned to the tendering holder as promptly as practicable.

Ironwood Bonds tendered and validly withdrawn may thereafter be re-tendered at any time prior to the Expiration Date by following the procedures described under “Procedures for Tendering Ironwood Bonds and Delivering Consents.”

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Ironwood Bonds tendered pursuant to the Exchange Offer or Consents delivered pursuant to the Consent Solicitation is delayed (whether before or after our acceptance for exchange of Ironwood Bonds or Consents) or we extend an offer or are unable to accept for exchange, or exchange, the Ironwood Bonds tendered pursuant to the Exchange Offer, we may instruct the Exchange Agent to retain tendered Ironwood Bonds and those Ironwood Bonds may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted “Request Message” through DTC’s ATOP system must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover page of this prospectus prior to the Expiration Date;

•	specify the name of the holder of the Ironwood Bonds to be withdrawn;

•

contain the description of the Ironwood Bonds to be withdrawn, the certificate numbers shown on the particular certificates representing such Ironwood Bonds (or, in the case of Ironwood Bonds tendered by book-entry transfer, the number of the account at DTC from which the Ironwood Bonds were tendered and the name and number of the account at DTC to be credited with the Ironwood Bonds withdrawn) and the aggregate principal amount represented by such Ironwood Bonds;

•

unless transmitted through ATOP, be signed by the holder of the Ironwood Bonds in the same manner as the original signature on the Letter of Transmittal and Consent or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Ironwood Bonds into the name of the person withdrawing the Ironwood Bonds; and

•

if the Letter of Transmittal and Consent was executed by a person other than the registered participating holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such participating holder.

If the Ironwood Bonds to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Ironwood Bonds and the accompanying revocation of corresponding Consent can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective tender of Ironwood Bonds as invalid and ineffective.

If you withdraw Ironwood Bonds, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering Ironwood Bonds. If we amend or modify the terms of the Exchange Offer or the Consent Solicitation or the information concerning the Exchange Offer or the Consent Solicitation in a manner determined by us to constitute a material change to holders of Ironwood Bonds, we will disseminate additional Exchange Offer materials and extend the period of the Exchange Offer or the Consent Solicitation, including any withdrawal or revocation rights, to the extent required by law and as we determine necessary. An extension of the Expiration Date will not affect a holder’s withdrawal or revocation rights unless otherwise provided herein or in any additional Exchange Offer materials or as required by applicable law.

CONDITIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

The Exchange Offer is conditioned on (i) the Minimum Tender Amount of Ironwood Bonds being validly tendered (and not validly withdrawn) prior to the Expiration Date, (ii) the New Notes issued in the Exchange Offer being fungible for U.S. federal income tax purposes with the Existing 2021 Notes and (iii) the registration statement of which this prospectus forms a part being declared effective and no stop order suspending its effectiveness or any proceeding for that purpose being outstanding (and neither condition (ii) nor (iii) may be waived by us).

Notwithstanding any other provisions of the Exchange Offer and the Consent Solicitation, we will not be required to accept for exchange or to exchange Ironwood Bonds validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and may, in our sole discretion, terminate, amend or extend the Exchange Offer and the Consent Solicitation or delay or refrain from accepting for exchange or exchanging the Ironwood Bonds or transferring any Exchange Consideration for the Ironwood Bonds at any time at or before the Expiration Date if the Minimum Tender Amount is not satisfied, the Requisite Consents for the Ironwood Bonds are not received or if any of the conditions described above or the General Conditions shall not have been satisfied or waived, except conditions (ii) and (iii) described above.

General Conditions

The “General Conditions” mean that any of the following shall occur:

•

there shall have been instituted, threatened or be pending any action, proceeding, application, claim counterclaim or investigation (whether formal or informal) (or there shall have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentally, domestic or foreign, or by any other person, domestic or foreign, in connection with the Exchange Offer or the Consent Solicitation that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would prohibit, prevent, restrict or delay consummation of the Exchange Offer or the Consent Solicitation or (c) would materially impair the contemplated benefits of any Exchange Offer or the Consent Solicitation to us or be material to holders in deciding whether to participate in the Exchange Offer or the Consent Solicitation;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would prohibit, prevent, restrict or delay consummation of the Exchange Offer or the Consent Solicitation or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects or (b) would prohibit, prevent, restrict or delay consummation of the Exchange Offer or the Consent Solicitation;

•

the trustee under the Ironwood Bonds Indenture shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of any Exchange Offer or Consent Solicitation or the acceptance of, or payment for, the Ironwood Bonds pursuant to the Exchange Offer;

•

the trustee, collateral agent and/or the depositary bank under the Collateral Agency Agreement shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer or the Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of any Exchange Offer or Consent Solicitation or the acceptance of, or payment for, the Ironwood Bonds pursuant to the Exchange Offer or the Consent Solicitation;

•

there exists, in our reasonable judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, the Ironwood Bonds or the completion of the Consent Solicitation; or

•

there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of Ironwood Bonds or the Existing 2021 Notes in the United States or other major securities or financial markets, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, our obligation to transfer any Exchange Consideration is conditioned upon the receipt of the Requisite Consents. The receipt of the Requisite Consents, the Minimum Tender Amount and the General Conditions to the Exchange Offer are collectively referred to herein as the “Conditions.”

These conditions are for our benefit and may be asserted by us or, except as otherwise expressly provided, may be waived by us, in whole or in part at any time and from time to time, in our reasonable discretion. Other than with respect to the first two bullets in the preceding paragraph, we must assert or waive any of these Conditions at or before the Expiration Date. Under the Exchange Offer and the Consent Solicitation, if any of these events occur, subject to the termination rights described above, we may (i) return Ironwood Bonds tendered thereunder to you, (ii) modify or extend the Exchange Offer or the Consent Solicitation and retain all tendered Ironwood Bonds until the expiration of the extended Exchange Offer or Consent Solicitation or (iii) amend the Exchange Offer and the Consent Solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such Condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer and the Consent Solicitation. We will give holders notice of such amendments as may be required by applicable law.

EXCHANGE AGENT; INFORMATION AGENT; DEALER MANAGER

Exchange Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the Exchange Offer and the Consent Solicitation (the “Exchange Agent”). Letters of Transmittal and Consent and all correspondence in connection with the Exchange Offer and the Consent Solicitation should be sent or delivered by each holder of Ironwood Bonds, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of this prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Exchange Offer and the Consent Solicitation (the “Information Agent”), and will receive reasonable and customary compensation for its services. Questions concerning exchange procedures and requests for additional copies of this prospectus or the Letter of Transmittal and Consent should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of Ironwood Bonds may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

Dealer Manager

We have retained J.P. Morgan Securities LLC to act as Dealer Manager in connection with the Exchange Offer and solicitation agent for the Consent Solicitation and will pay the Dealer Manager a customary fee for soliciting tenders in the Exchange Offer and consents in the Consent Solicitation. We will also reimburse the Dealer Manager for certain reasonable expenses. The obligations of the Dealer Manager to perform such functions are subject to certain conditions. We have agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the federal securities laws.

At any given time, the Dealer Manager or its affiliates may purchase, hold and sell the Ironwood Bonds or the New Notes or other debt and equity securities of PPL Energy Supply and its affiliates for their own accounts or for the accounts of customers and, accordingly, may hold a long or short position in the Ironwood Bonds, the New Notes or such other securities. Any Ironwood Bonds tendered by the Dealer Manager or its affiliates will be considered as validly tendered Ironwood Bonds in determining whether the Minimum Tender Amount is satisfied. Any New Notes that the Dealer Manager or its affiliates receives in exchange for Ironwood Bonds may be transferred or sold as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

From time to time, the Dealer Manager and its affiliates have provided, and may provide in the future, investment banking, commercial banking and advisory and other services for us for customary compensation, and have held and may hold our securities from time to time.

DESCRIPTION OF NEW NOTES

The following summary description sets forth certain terms and provisions of the New Notes that we are offering by this prospectus. Because this description is a summary, it does not describe every aspect of the New Notes or the Indenture under which the New Notes will be issued, as described below. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the New Notes and the Indenture, including definitions of certain terms used in the Indenture. Whenever we refer to defined terms of the Indenture in this prospectus, such defined terms are incorporated by reference herein. The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the New Notes.

General

We will issue the New Notes as a series of debt securities under our Indenture, dated as of October 1, 2001 (as such indenture has been and may be amended and supplemented from time to time, the “Indenture”), to The Bank of New York Mellon, as trustee (the “Trustee”). We may issue an unlimited amount of New Notes or other debt securities under the Indenture. The New Notes and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the “Indenture Securities.”

The New Notes will be our unsecured and unsubordinated obligations.

The New Notes will be issued in fully registered form only, without coupons. The New Notes will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “— Book-Entry Only Issuance — The Depository Trust Company.” The authorized denominations of the New Notes will be $1,000 and integral multiples thereof. Except in limited circumstances described below, the New Notes will not be exchangeable for New Notes in definitive certificated form.

The New Notes will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the Existing 2021 Notes, which have an aggregate outstanding principal amount of $500 million. The New Notes will vote together with the Existing 2021 Notes as from their issue date. We may, without the consent of the holders of the New Notes or the Existing 2021 Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms (other than the date of issuance, public offering price and, in some circumstances, the initial interest accrual date and initial interest payment date) as the New Notes. Any such additional notes may, together with the New Notes and the Existing 2021 Notes, constitute a single series of securities under the Indenture and may be treated as a single class for all purposes under the Indenture, including, without limitation, voting, waivers and amendments. We refer to the New Notes, the Existing 2021 Notes and any such additional notes collective as the “Notes.”

Principal and Interest

The New Notes will mature on December 15, 2021 (the “Stated Maturity Date”) and will bear interest from the date of issuance at the rate of 4.60% per annum. Interest will be payable on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing on June 15, 2013, and at maturity (whether at the Stated Maturity Date, upon redemption, or otherwise, “Maturity”). Subject to certain exceptions, the Indenture provides for the payment of interest on an Interest Payment Date only to persons in whose names the New Notes are registered at the close of business on the Regular Record Date, which will be the June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the New Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the New Notes are registered in the name of DTC, as depository for the New Notes as described herein under “— Book-Entry Only Issuance — The Depository Trust Company” or DTC’s nominee, payments on the New Notes will be made as described therein.

If we default in paying interest on a New Note, we will pay such defaulted interest either:

•	to holders of the New Notes as of a special record date between 10 and 15 days before the proposed payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the New Notes may be listed for trading.

We will pay principal of and any interest and premium, if any, on the New Notes at Maturity upon presentation of the New Notes at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the New Notes, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates).

If any Interest Payment Date, Redemption Date or Maturity of a New Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

“Business Day” means any day other than a Saturday or Sunday and that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such New Note is located, are generally authorized or required by law, regulation or executive order to remain closed.

Form; Transfers; Exchanges

So long as the New Notes are registered in the name of DTC, as depository for the New Notes as described herein under “— Book-Entry Only Issuance — The Depository Trust Company” or DTC’s nominee, transfers and exchanges of beneficial interest in the New Notes will be made as described therein. In the event that the book-entry only system is discontinued, and the New Notes are issued in certificated form, you may transfer New Notes or exchange your New Notes for other New Notes in authorized denominations at the corporate trust office of the Trustee. The Trustee acts as our agent for registering New Notes in the names of holders and transferring debt securities. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the New Notes and may remove and/or appoint one or more additional Security Registrars (including us or any of our affiliates).

There will be no service charge for any transfer or exchange of the New Notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) New Notes during a period of 15 days prior to giving any notice of redemption or (2) any New Note selected for redemption in whole or in part, except the unredeemed portion of any New Note being redeemed in part.

Redemption

We may, at our option, redeem the Notes, in whole at any time or in part from time to time. If we redeem the New Notes before September 15, 2021 (the date that is three months prior to the Stated Maturity Date), the New Notes will be redeemed by us at a redemption price equal to the greater of:

(i)	100% of the principal amount of the New Notes to be so redeemed; and

(ii)	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 40 basis points; plus, in either of the above cases, accrued and unpaid interest to the Redemption Date.

If we redeem the New Notes on or after September 15, 2021, the New Notes will be redeemed by us at a redemption price equal to 100% of the principal amount of the New Notes to be so redeemed, plus accrued and unpaid interest to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the New Notes to the Stated Maturity Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date:

•	the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

•	if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

each of Deutsche Bank Securities Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), as provided to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

The New Notes will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the holder of a New Note prior to the Stated Maturity Date.

New Notes will be redeemable upon notice by mail between 30 days and 60 days prior to the Redemption Date. If less than all of the New Notes are to be redeemed, the Trustee will select the New Notes to be redeemed by such method of random selection that it deems fair and appropriate.

New Notes called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the New Note for redemption. If only part of a New Note is redeemed, the Trustee will deliver to you a New Note of the same series for the remaining portion without charge.

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such New Notes.

Events of Default

An “Event of Default” with respect to the Notes will occur if

•	we do not pay any interest on any Note within 30 days of its due date;

•	we do not pay principal or premium, if any, on any Note on its due date;

•

we remain in breach of a covenant or warranty in the Indenture (excluding a covenant or warranty specifically dealt with elsewhere in this section or a covenant or warranty solely applicable to one or more series of Indenture Securities other than the Notes) for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of at least 25% of the principal amount of the outstanding Notes; the Trustee or such Holders can agree to extend the 60-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•

a matured event of default occurs, as defined in any of our instruments under which there may be issued or evidenced any of our Debt (as defined below), that has resulted in the acceleration of such Debt in excess of $25 million, or any default in payment of our Debt in excess of $25 million at final maturity (and after the expiration of any applicable grace or cure periods); provided that the waiver or cure of any such default under any such instrument or Debt shall constitute a waiver and cure of the corresponding Event of Default under the Indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the Indenture; or

•	we file for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.

No Event of Default with respect to the Notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

Remedies

Acceleration

Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by the Holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(i)	we pay or deposit with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and all amounts due to the Trustee under the Indenture; and

(ii)	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

For more information as to waiver of defaults, see “— Waiver of Default and of Compliance” below.

Control by Holders; Limitations

Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series.

The rights of such Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Indenture; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders’ direction.

In addition, the Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•

the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no such Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other such Holders.

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The Trustee is required to give the Holders of the Notes notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “Events of Default” (regarding a breach of certain covenants continuing for 60 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 45 days after the occurrence thereof. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Indenture.

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Notes may waive, on behalf of the Holders of all outstanding Notes, any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Note affected.

Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class.

Certain Covenants

Limitation on Asset Sales. So long as any of the Notes remain outstanding, except for the sale of assets required to be sold to conform with governmental requirements and except for a sale of our assets as or substantially as an entirety as contemplated under “— Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants” we will not, and will not permit any of our subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 15% of our consolidated total assets as of the beginning of our most recently ended full fiscal quarter; except that any such Asset Sale will be disregarded for purposes of the 15% limitation specified above:

•	if any such Asset Sale is in the ordinary course of business;

•	if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of our businesses;

•	if the assets subject to any such Asset Sale are being transferred to one of our wholly-owned subsidiaries;

•

to the extent the assets subject to any such Asset Sale involve transfers of assets of or equity interests in connection with (a) the formation of any joint venture between us or any of our subsidiaries and any other entity, or (b) any project development and acquisition activities;

•

if the proceeds from any such Asset Sale (a) are, within 12 months of such Asset Sale, invested or reinvested by us or any of our subsidiaries in a Permitted Business, (b) are used by us or one of our subsidiaries to repay Debt of the company or such subsidiary, or (c) are retained by us or our subsidiaries; or

•	if, prior to any such Asset Sale, Moody’s and S&P confirm our then current senior unsecured long-term debt rating after giving effect to any such Asset Sale.

“Asset Sale” means any sale of any assets, including by way of the sale by us or any of our subsidiaries of equity interests in such subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns, or absent a successor, or if such entity ceases to rate the New Notes, such other nationally recognized statistical rating organization as we may designate.

“Permitted Business” means a business that is the same or similar to the business of PPL Energy Supply or any of our subsidiaries as of the date hereof, or any business reasonably related thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns, or absent a successor, or if such entity ceases to rate the New Notes, such other nationally recognized statistical rating organization as we may designate.

Restrictions on Secured Debt. So long as any of the Notes remain outstanding, PPL Energy Supply will not create, incur or assume any Lien to secure Debt (in each case, as defined below) other than Permitted Liens (as defined below) upon any of its property, without the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. This covenant will not, however, prohibit the creation, issuance, incurrence or assumption of any Lien if either:

•	we make effective provision whereby all Notes then outstanding will be secured equally and ratably with all other Debt then outstanding under such Lien; or

•

we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien which secures such Debt in an aggregate principal amount equal to the aggregate principal amount of the outstanding Notes and meeting certain other requirements set forth in the Indenture.

This covenant applies to property held directly by PPL Energy Supply and will not restrict the ability of its subsidiaries and affiliates to create, incur or assume any Lien upon their assets, either in connection with project financings or otherwise.

As used herein:

“Debt,” with respect to any entity, means:

•	indebtedness of the entity for borrowed money evidenced by a bond, debenture, note or other similar written instrument or agreement by which the entity is obligated to repay such borrowed money; and

•	any guaranty by the entity of any such indebtedness of another entity.

“Debt” does not include, among other things:

•	indebtedness of the entity under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•

trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including power purchase or sale agreements and any commodity hedges or derivatives regardless of whether any such transaction is a “financial” or physical transaction) or other obligations of the entity in the ordinary course of business;

•

obligations of the entity under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of the entity under generally accepted accounting principles; or

•	liabilities secured by any Lien on any property owned by the entity if and to the extent the entity has not assumed or otherwise become liable for the payment thereof.

“Lien” means any lien, mortgage, deed of trust, pledge or security interest, in each case, intended to secure the repayment of Debt, except for any Permitted Lien.

“Material Subsidiary” means PPL EnergyPlus or PPL Generation.

“Permitted Liens” means any

•	Liens existing at the original issue date of the Notes;

•

vendors’ Liens, purchase money Liens and other Liens on property at the time of its acquisition by us and Liens to secure or provide for the construction or improvement of property, provided that no such Lien shall extend to or cover any of our other property;

•

Liens on cash or securities (other than limited liability company interests issued by any Material Subsidiary), including any cash or securities on hand or in banks or other financial institutions, deposit accounts and interests in general or limited partnerships;

•	Liens on the equity interest of any subsidiary of PPL Energy Supply that is not a Material Subsidiary;

•	Liens on property or shares of capital stock, or arising out of any Debt, of any entity existing at the time the entity is merged into or consolidated with PPL Energy Supply;

•

Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property, provided that such Liens are limited to the property acquired or constructed or improved and to substantially unimproved real property on which such construction or improvement is located; provided further, that PPL Energy Supply may further secure all or any part of such purchase price or the cost of construction or improvement by an interest on additional property of PPL Energy Supply only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

•

Liens on contracts, leases, and other agreements; Liens on contract rights, bills, notes and other instruments; Liens on revenues, income and earnings, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; Liens on governmental and other licenses, permits, franchises, consents and allowances; and Liens on certain intellectual property rights and other general intangibles;

•

Liens securing Debt which matures less than one year from the date of issuance or incurrence thereof and is not extendible at the option of the issuer, and any refundings, refinancings and/or replacements of any such Debt by or with similar secured Debt;

•	Liens on vehicles, movable equipment, marine equipment and aircraft and parts, accessories and supplies used in connection therewith;

•	Liens on furniture, furnishings, computers, data processing, telecommunications and other equipment and facilities used primarily for administrative or clerical purposes;

•

Liens on property which is the subject of a lease agreement designating PPL Energy Supply as lessee and all PPL Energy Supply’s right, title and interest in and to such property and such lease agreement, whether or not such lease agreement is intended as security;

•

other Liens securing Debt the principal amount of which does not exceed 10% of the total assets of PPL Energy Supply and our consolidated subsidiaries as shown on our most recent audited balance sheet; and

•

Liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described above (to the extent of such Debt so extended, renewed, replaced or refinanced).

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described below, we have agreed in the Indenture to preserve our corporate existence.

We have also agreed not to consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity unless:

•

the entity formed by such consolidation or into which we merge or the entity which acquires or which leases our property and assets substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all outstanding Indenture Securities and the performance of all of our covenants under the Indenture; and

•

immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

The Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving or resulting entity;

•	any conveyance or other transfer or lease of any part of our properties which does not constitute the entirety, or substantially the entirety thereof; or

•

our approval of, or consent to, any consolidation or merger of any direct or indirect subsidiary or affiliate or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets.

The Indenture does not contain any financial covenants.

Modification of Indenture

Without Holder Consent. Without the consent of any Holders of Indenture Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to PPL Energy Supply;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon us;

•	to add any additional Events of Default for all or any series of Indenture Securities;

•	to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders in any material respect;

•	to provide security for the Indenture Securities of any series;

•	to establish the form or terms of Indenture Securities of any series or tranche as permitted by the Indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•	to change any place or places where

•	we may pay principal, premium, if any, and interest,

•	Indenture Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

•

change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable, or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•

reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Indenture; or

•	modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche.

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities at the close of business on the record date.

The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “— Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes.

Satisfaction and Discharge

Any Notes or any portion thereof will be deemed to have been paid for purposes of the Indenture, and at our election, our entire indebtedness with respect to those Notes will be satisfied and discharged and no longer outstanding, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust:

•	money sufficient, or

•	in the case of a deposit made prior to the Maturity of such Notes, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

•	a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Notes or portions thereof on and prior to the Maturity thereof.

The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture.

All moneys we pay to the Trustee or any Paying Agent on Notes that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of such Notes may look only to us for payment.

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

Notices

Notices to Holders of the Notes will be given by mail to the addresses of the Holders as they may appear in the Security Register.

Title

PPL Energy Supply, the Trustee, and any agent of PPL Energy Supply or the Trustee, will treat the person or entity in whose name the Notes are registered as the absolute owner of those Notes (whether or not such Notes may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable and except to the extent that the law of any other jurisdiction shall mandatorily govern.

Regarding the Trustee

The Trustee under the Indenture is The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon also maintains various banking and trust relationships with us and some of our affiliates.

Book-Entry Only Issuance – The Depository Trust Company

DTC will act as the initial securities depository for the New Notes. The New Notes will be issued in fully registered form and will be evidenced by one or more global New Notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global New Notes will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the New Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased New Notes. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Notes, except in the event that use of the book-entry system for the New Notes is discontinued.

To facilitate subsequent transfers, all New Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the New Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the New Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the New Notes are credited on the record date.

Payments of principal of and interest on the New Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner will not be entitled to receive physical delivery of the New Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Notes.

DTC may discontinue providing its services as depository with respect to the New Notes at any time by giving us or the Trustee reasonable notice. Under such circumstances, in the event that a successor depository is not obtained, certificates for the New Notes will be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, and subject to DTC’s procedures, certificates for the New Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and in the aggregate, referred to as “holders”) of the exchange of Ironwood Bonds for New Notes pursuant to the Exchange Offer, the Consent Solicitation and the ownership and disposition of New Notes acquired in the Exchange Offer. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not obtained, nor do we intend to obtain, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the Ironwood Bonds are and the New Notes will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to a particular holder’s circumstances or to holders that may be subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting for their securities holdings, U.S. Holders whose “functional currency” is not the U.S. dollar, controlled foreign corporations, certain U.S. expatriates, partnerships other pass-through entities for U.S. federal income tax purposes, holders holding the Ironwood Bonds or the New Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, holders deemed to sell the Ironwood Bonds or the New Notes under the constructive sale provisions of the Code, or subsequent purchasers of the New Notes.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Ironwood Bonds or New Notes that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United or States, (ii) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury regulations to be treated as a U.S. person. A Non-U.S. Holder is a beneficial owner of Ironwood Bonds or New Notes that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Ironwood Bonds or New Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Ironwood Bonds or New Notes, you should consult your tax advisor regarding the tax consequences of the Exchange Offer, the Consent Solicitation and the ownership of New Notes.

This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. You are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws, as well as the application of non-income tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation.

Qualified Reopening

One condition of the Exchange Offer is that the New Notes shall be fungible with the Existing 2021 Notes for U.S. federal income tax purposes. This condition will be satisfied if the New Notes are treated as issued in a “qualified reopening” of the Existing 2021 Notes, which will occur if the Existing 2021 Notes are treated as “publicly traded” and the New Notes are issued with no more than a de minimis amount of original issue discount. We expect, and the following discussion assumes, that these conditions will be satisfied and, thus, that the New Notes will be treated as issued in a “qualified reopening” of the Existing 2021 Notes. Consequently, the New Notes will be part of the same “issue” as the Existing 2021 Notes, and will have the same “issue date” and the same “issue price” as the Existing 2021 Notes. The “issue date” of the Existing 2021 Notes (and, thus, the New Notes) is December 16, 2011 and the “issue price” of the Existing 2021 Notes (and, thus, the New Notes) is 99.968% of their principal amount, which was the initial offering price for the Existing 2021 Notes.

Tax Consequences to U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder that tenders Ironwood Bonds in the Exchange Offer.

Tax Consequences to U.S. Holders of the Exchange

The exchange of Ironwood Bonds for New Notes (and cash, if any) pursuant to the Exchange Offer will constitute a disposition of the Ironwood Bonds for U.S. federal income tax purposes. Therefore, you will generally recognize gain or loss in full upon the exchange unless the exchange qualifies as a recapitalization for U.S. federal income tax purposes as discussed below.

In order for the exchange to qualify as a recapitalization, the Ironwood Bonds and the New Notes must be debt of the same entity for tax purposes. Although the Ironwood Bonds and the New Notes are issued by different entities, both entities are disregarded from their owner, PPL Corporation. Therefore, we intend to take the position that for purposes of qualifying as a recapitalization, both the Ironwood Bonds and the New Notes are issued by the same entity. Moreover, in order for the exchange to qualify as a recapitalization, the Ironwood Bonds and the New Notes must both be treated as “securities” under the relevant provisions of the Code. Neither the Code nor the Treasury regulations define the term security. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of a debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. The Ironwood Bonds all had an initial term to maturity of more than ten years. However, the New Notes will have a maturity of more than five years but less than ten years. While the proper treatment of the exchange is not free from doubt, we believe, and we intend to take the position, that the Ironwood Bonds and the New Notes should both be treated as securities and that the exchange of the Ironwood Bonds for New Notes should accordingly be treated as a recapitalization for U.S. federal income tax purposes.

If the exchange of the Ironwood Bonds for New Notes (and cash, if any) is treated as a recapitalization, you may recognize gain (but not loss) on the exchange because the principal amount of the New Notes received will exceed the principal amount of the Ironwood Bonds surrendered (such excess, the “excess principal amount”). The New Notes you receive will be bifurcated, for U.S. federal income tax purposes, into two groups. First, a number of New Notes will be deemed to be issued in respect of the excess principal amount. Second, the remaining New Notes will be deemed to be issued in respect of the surrender of the Ironwood Bonds as part of the recapitalization. The gain recognized generally will equal the lesser of (i) the amount of gain realized on the exchange (computed in the manner described below with respect to the discussion of the treatment of the exchange if it does not qualify as a recapitalization) and (ii) the fair market value of the New Notes pertaining to the excess principal amount plus cash, if any, that you receive as a result of rounding down the Exchange Consideration. You will have a tax basis in the New Notes pertaining to the excess principal amount equal to their fair market value. Your tax basis in the remaining New Notes will equal your adjusted tax basis in the Ironwood Bonds surrendered, (i) reduced by the fair market value of the New Notes pertaining to the excess principal amount and any cash received and (ii) increased by any gain recognized on the exchange. The New Notes you receive pertaining to the excess principal amount will have a new holding period commencing the day after the exchange, and the holding period in the remaining New

Notes will include the period during which you held the Ironwood Bonds surrendered in the exchange. The gain you recognize will generally be capital gain (although as described below, all or a portion of any recognized gain could be subject to ordinary income treatment if you acquired the Ironwood Bonds with market discount) and will be long-term capital gain if the Ironwood Bonds have been held for more than one year. If you are a non-corporate U.S. Holder (including an individual), long-term capital gains are currently eligible for reduced rates of taxation.

If, however, the exchange of any Ironwood Bonds for New Notes (and cash, if any) is not treated as a recapitalization, you will generally recognize gain or loss equal to the difference, if any, between (i) the “issue price” of the New Notes at the time of the exchange (i.e., 99.968% of their principal amount) plus cash, if any, that you receive as a result of rounding down the Exchange Consideration and (ii) your adjusted tax basis in the Ironwood Bonds exchanged therefor. Your adjusted tax basis in the Ironwood Bonds generally will equal the amount paid therefor, (i) increased by market discount, if any, previously taken into account and (ii) reduced by any amortizable bond premium previously amortized and any payments other than stated interest previously received on the Ironwood Bonds. Your adjusted tax basis in the New Notes will equal their issue price, and you will have a new holding period in the New Notes commencing the day after the exchange. Subject to the market discount discussion below, any gain or loss you recognize will generally be capital gain or loss and will be long-term capital gain or loss if the Ironwood Bonds have been held for more than one year. If you are a non-corporate U.S. Holder (including an individual), long-term capital gains are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

You should consult your own tax advisor as to whether the exchange of Ironwood Bonds for New Notes qualifies as a recapitalization for U.S. federal income tax purposes.

Market Discount. If you acquired Ironwood Bonds with market discount, any gain recognized on the exchange of Ironwood Bonds for New Notes (and cash, if any) will be treated as ordinary income (and will not receive capital gain treatment) to the extent of the market discount accrued during your period of ownership, unless you previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount is generally the excess, if any, of the stated principal amount of an Ironwood Bond over your initial tax basis in the Ironwood Bond, if such excess exceeds a de minimis amount. If the exchange of Ironwood Bonds for New Notes (and cash, if any) qualifies as a recapitalization, any accrued market discount not recognized on the exchange will generally carry over to the New Notes. U.S. Holders who acquired their Ironwood Bonds other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of the Ironwood Bonds pursuant to the Exchange Offer.

Accrued Interest. If you exchange Ironwood Bonds pursuant to the Exchange Offer, you will receive payment in cash of the accrued and unpaid interest on such Ironwood Bonds to, but not including, the Settlement Date, less the amount of accrued and unpaid interest on the New Notes issued to you on the Settlement Date (such accrued and unpaid interest on the New Notes, “pre-issuance accrued interest”). You will include the amount of any such accrued interest on the Ironwood Bonds as ordinary income (unless you have previously accrued such amount in income) without reduction for the pre-issuance accrued interest on the New Notes, notwithstanding that the amount of cash you receive will be reduced by the amount of such pre-issuance accrued interest.

Tax on Net Investment Income. For tax years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts will be subject to an additional 3.8% Medicare tax on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts), with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income will generally include any gain and any interest income that you recognize on the exchange of Ironwood Bonds for New Notes. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from the exchange.

Tax Consequences to U.S. Holders of Ownership of New Notes

Payments of Interest. Interest on the New Notes will generally be taxed to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. The portion of the first interest payment on the New Notes that is attributable to pre-issuance accrued interest on the New Notes (if any) will generally not be treated as interest income.

Market Discount. If your New Notes have market discount (see “Tax Consequences to U.S. Holders—Tax Consequences to U.S. Holders of the Exchange—Market Discount” above), under the market discount rules, you will be required to treat any gain on the sale, exchange or retirement of the New Notes as ordinary income to the extent of the market discount that is treated as having accrued on the New Notes at the time of the sale, exchange or retirement, and which you have not previously included in income. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Notes unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case any gain recognized will not be recharacterized as ordinary income.

Amortizable Bond Premium on New Notes. If your initial tax basis in the New Notes is greater than their stated principal amount, you will be considered to have acquired the New Notes with “amortizable bond premium.” You generally may elect to amortize the premium over the remaining term of the New Notes on a constant yield method as an offset to interest when includible in income under your regular accounting method. However, because the New Notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that you may amortize with respect to a New Note. You should consult your tax advisor about these special rules. If you do not elect to amortize the premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the New Notes.

Sale, Exchange or Retirement of New Notes. Unless a non-recognition provision applies, you generally will recognize taxable gain or loss upon a sale, exchange or retirement of a New Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less an amount equal to any accrued but unpaid stated interest, which will be taxed in the manner described above under “Payments of Interest”) and (ii) your adjusted tax basis in the New Note. Your adjusted tax basis in a New Note will, in general, be your initial tax basis in the New Note, increased by any market discount previously included in income, and reduced by any amortized bond premium.

Any gain or loss on the sale, exchange or retirement of a New Note will generally be capital gain or loss (although all or a portion of any recognized gain could be subject to ordinary income treatment if there is any accrued market discount on the New Note at the time of the sale, exchange or retirement, as discussed above under “—Market Discount”) and will be long-term capital gain or loss if the New Note has a holding period of more than one year at the time of the sale, exchange or retirement. If you are a non-corporate U.S. Holder (including an individual), long-term capital gains are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax on Net Investment Income. For tax years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts will be subject to an additional 3.8% Medicare tax on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts), with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income will generally include any interest that you recognize in respect of the New Notes and any gain that you recognize upon the sale, exchange or retirement of the New Notes. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of the New Notes.

Tax Consequences to Non-U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder that tenders Ironwood Bonds in the Exchange Offer.

Tax Consequences to Non-U.S. Holders of the Exchange

You generally will not recognize any gain that a U.S. Holder would be required to recognize on the exchange of Ironwood Bonds for New Notes (and cash, if any) (as discussed above under “Tax Consequences to U.S. Holders—Tax Consequences to U.S. Holders of the Exchange”) unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), in which case the gain will be subject to tax in the same manner as effectively connected interest income as described below under “Tax Consequences to Non-U.S. Holders—Tax Consequences to Non- U.S. Holders of Ownership of New Notes—Payments of Interest”; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met, in which case the gain (net of certain U.S. source capital losses) will generally be subject to a flat 30% tax, unless an applicable income tax treaty provides otherwise.

Tax Consequences to Non-U.S. Holders of Ownership of New Notes

Payments of Interest. The 30% U.S. federal withholding tax will not apply to any payment of interest on the New Notes under the “portfolio interest rule,” provided that (i) such interest is not effectively connected with the conduct of a trade or business in the United States by you; (ii) you do not actually or constructively own 10% or more of the total combined voting power of all classes of PPL Corporation’s stock; (iii) you are not a controlled foreign corporation that is related to PPL Corporation through stock ownership; (iv) you are not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are not a United States person).

If you cannot satisfy the requirements described above, payments of interest on the New Notes made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us (or our paying agent) with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the New Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Sale, Exchange or Retirement of New Notes. Any gain realized upon the sale, exchange or retirement of a New Note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), in which case the gain will be subject to tax in the same manner as effectively connected interest income as described above under “Payments of Interest”; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that sale, exchange or retirement, and certain other conditions are met, in which case the gain (net of certain U.S. source capital losses) will generally be subject to a flat 30% tax, unless an applicable income tax treaty provides otherwise.

Tax Consequences to Non-Tendering Holders

If you do not exchange your Ironwood Bonds pursuant to the Exchange Offer, the U.S. federal income tax treatment to you of the adoption of the Proposed Amendments generally will depend upon whether the adoption of the Proposed Amendments results in a deemed exchange of your Ironwood Bonds for “new” Ironwood Bonds for U.S. federal income tax purposes. Under applicable Treasury regulations, a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification and, accordingly, does not result in a deemed exchange of the debt instrument for U.S. federal income tax purposes. Although the matter is not free from doubt, we believe that the adoption of the Proposed Amendments will not result in a deemed exchange of Ironwood Bonds that are not exchanged pursuant to the Exchange Offer. If the adoption of the Ironwood Bonds does not result in a deemed exchange, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the adoption of the Proposed Amendments and completion of the Exchange Offer, and your adjusted tax basis and holding period for your Ironwood Bonds will be similarly unaffected by the adoption of the Proposed Amendments and completion of the Exchange Offer. There can be no assurance, however, that the IRS will not take a different position or that any such position, if taken, would not be sustained by a court. If the IRS successfully asserted that the adoption of the Proposed Amendments resulted in a deemed exchange of the Ironwood Bonds for “new” Ironwood Bonds, the tax consequences of such adoption may differ materially from the tax consequences described above, and could include the recognition of taxable gain on the deemed exchange of the Ironwood Bonds. If, however, you are a Non-U.S. Holder, you will generally only be subject to U.S. federal income tax on any deemed exchange if you would have been subject to U.S. federal income tax if you had exchanged your Ironwood Bonds pursuant to the Exchange Offer (as described under “Tax Consequences to Non-U.S. Holders—Tax Consequences to Non-U.S. Holders of the Exchange”). You should consult your own tax advisor regarding the U.S. federal income tax consequences of not consenting to the Proposed Amendments and not exchanging Ironwood Bonds pursuant to the Exchange Offer.

Backup Withholding and Information Reporting

U.S. Holders

In general, information reporting requirements may apply to the exchange of Ironwood Bonds for New Notes (and cash, if any), and such requirements will apply to certain payments of principal and interest on, or proceeds from a disposition of, New Notes (unless, in each case, you are an exempt recipient such as a corporation).

Backup withholding may apply to the exchange of Ironwood Bonds for New Notes (and cash, if any) or any such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, we must report to the IRS and to you the amount of interest paid to you with respect to the Ironwood Bonds or New Notes, and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to the exchange of Ironwood Bonds for New Notes (and cash, if any) or interest that we pay to you on the Ironwood Bonds or New Notes, provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. Holder).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of Ironwood Bonds or New Notes made within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, proposed Treasury regulations and administrative guidance, the relevant withholding agent may be required to withhold 30% on interest income paid after December 31, 2013 and the gross proceeds from a disposition of the New Notes occurring after December 31, 2016 paid to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. The proposed Treasury regulations are not effective until finalized and unless and until they are so finalized, taxpayers are not entitled to rely on them. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to the exchange of their Ironwood Bonds for New Notes and their ownership and disposition of the New Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of the New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering the exchange of any Ironwood Bonds which constitute the assets of any Plan for New Notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of, or exchange for, New Notes by an ERISA Plan with respect to which the Issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of, or exchange for, the New Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the New Notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a New Note, each acquiror and subsequent transferee of a New Note will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire and hold the New Notes constitutes assets of any Plan or (ii) the acquisition and holding of the New Notes by such acquiror or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the New Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the New Notes.

VALIDITY OF THE NEW NOTES

The validity of the New Notes offered in the Exchange Offer will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The Dealer Manager has been represented by Sullivan & Cromwell LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

APPENDIX A

AMENDED AND RESTATED COLLATERAL AGENCY AND

INTERCREDITOR AGREEMENT

Dated as of [—], 2013

among

PPL IRONWOOD, LLC,

THE BANK OF NEW YORK MELLON,

as Trustee,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as DSR LOC Term Loan Provider,

THE BANK OF NEW YORK MELLON,

as Collateral Agent,

and

THE BANK OF NEW YORK MELLON,

as Depositary Bank

705 MW (Net) Gas-Fired Combined Cycle Electric Generating Facility

South Lebanon Township, Lebanon County, Pennsylvania

APP-1

APP-2

EXHIBITS

Exhibit 2.1	Form of Designation Letter
Exhibit 2.2	Terms of Subordination
Exhibit 2.3	Form of Senior Party Certificate
Exhibit 7.14	Third-Party Engineers

APP-3

AMENDED AND RESTATED

COLLATERAL AGENCY AND

INTERCREDITOR AGREEMENT

THIS AMENDED AND RESTATED COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of [—], 2013 by and among PPL IRONWOOD, LLC, a Delaware limited liability company (formerly AES Ironwood, L.L.C.) (the “Company”), THE BANK OF NEW YORK MELLON (as successor trustee to IBJ Whitehall Bank & Trust Company), as Trustee (the “Trustee”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as DSR LOC Term Loan Provider (the “DSR LOC Term Loan Provider”), THE BANK OF NEW YORK MELLON (as successor collateral agent to IBJ Whitehall Bank & Trust Company), as Collateral Agent (the “Collateral Agent”), and THE BANK OF NEW YORK MELLON (as successor depositary bank to IBJ Whitehall Bank & Trust Company), as Depositary Bank (the “Depositary Bank”).

W I T N E S S E T H:

WHEREAS, the Company constructed and owns a gas-fired combined cycle electric generating facility in South Lebanon Township, Lebanon County, Pennsylvania, with a net design capacity of approximately 705 megawatts and related property and facilities;

WHEREAS, the Company financed the construction and equipping of the Facility primarily through the issuance of the Bonds, the net proceeds of which, were received by the Company;

WHEREAS, the Company duly authorized the creation and issuance of the Bonds pursuant to the Indenture;

WHEREAS, in connection with the authentication and delivery of the first Bonds authenticated and delivered by the Trustee under the Indenture, the Company delivered the DSR Letter of Credit and the CP Letter of Credit;

WHEREAS, all obligations of the Company under the Indenture are secured as set forth in the Security Documents pursuant to which the Collateral Agent has been granted a Security Interest in the Collateral;

WHEREAS, a Collateral Agency and Intercreditor Agreement (the “Original Agreement”) among the Company, Dresdner Bank AG, New York Branch, in its capacity as Agent for the banks under the DSR LOC Reimbursement Agreement, Dresdner Bank AG, New York Branch, in its capacity as Agent for the banks under the CP LOC Reimbursement Agreement, the Trustee, the Collateral Agent and the Depositary Bank was executed as of June 1, 1999;

WHEREAS, (i) the DSR Letter of Credit was fully drawn on and is no longer outstanding, and (ii) the CP Letter of Credit expired and is no longer outstanding;

WHEREAS, the Construction Account established pursuant to Section 3.1 of the Original Agreement has been closed because the Commercial Operation Date has been achieved;

APP-4

WHEREAS, Sections 2.4, 2.5, 5.1(e) and 7.9 of the Original Agreement provide that the Original Agreement may be amended, modified or supplemented with the consent and at the direction of the Required Senior Parties (as defined below);

WHEREAS, the consent of the Required Senior Parties was solicited and obtained upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and the related letter of transmittal and consent dated November 15, 2012 (the “Offering Memorandum”);

WHEREAS, the Required Senior Parties have directed the Collateral Agent and the Depositary Bank to exercise their respective rights under the Original Agreement to amend and restate the Original Agreement by executing and delivering an amended and restated Collateral Agency and Intercreditor Agreement in the form attached to, and on the terms and conditions set forth in, the Offering Memorandum and pursuant to Sections 2.4, 2.5, 5.1(e) and 7.9 of the Original Agreement;

WHEREAS the Company desires to execute this Agreement embodying the modifications of the Original Agreement made and approved as aforesaid;

WHEREAS the Board of Directors of the Company has authorized the Company to enter into this Agreement for the purpose of embodying the modification of the Original Agreement made and approved as aforesaid; and

WHEREAS the Company represents that all acts and things necessary have happened, been done, and been performed, to make this Agreement valid and binding in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and of the covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.

The following terms shall have the meanings specified herein unless the context otherwise requires. Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture in the form of such terms as they exist on the date hereof; provided, however, that defined terms from the Indenture that have been added or amended subsequent to the date hereof shall have such added or amended meanings herein upon compliance with the provisions of Section 5.1(e). For the purposes of this Agreement, the rules of construction set forth in the Indenture shall apply as if such rules were set forth herein.

“Advances” has the meaning specified in Section 3.6.

APP-5

“Authorized Representative” of any Person means the individual or individuals authorized to act on behalf of such Person by the board of directors, management committee, board of control or any other governing body of such Person as designated from time to time in a certificate of such Person with specimen signatures and delivered to the Collateral Agent and upon which the Collateral Agent may conclusively rely.

“Available Accounts” means the Project Accounts other than the Debt Service Reserve Account.

“Bond Payment Date” means February 28, May 31, August 31 and November 30 of each year, which commenced on August 31, 1999, on which interest on and/or principal of the Bonds shall be payable in accordance with the Indenture.

“Certificate as to Redemption” means the certificate filed by an Authorized Representative of the Company in the case of an Event of Loss or an Event of Eminent Domain in order to determine (i) whether the Facility can be rebuilt, repaired or restored and (ii) the availability of Casualty Proceeds or Eminent Domain Proceeds for such rebuilding, repairing or restoring.

“Claims” means with respect to any Person, any and all suits, sanctions, legal proceedings, claims, assessments, judgments, damages, penalties, fines, liabilities, demands, out-of-pocket costs, reasonable out-of-pocket expenses of whatever kind (including reasonable attorneys’ fees and expenses) and losses incurred or sustained by or against such Person.

“Collateral Agent” has the meaning specified in the preamble of this Agreement.

“Collateral Agent Claims” means all obligations of the Company, now or hereafter existing, to pay fees, costs, expenses, liabilities or indemnities to the Collateral Agent under the Collateral Agency Agreement.

“Combined Exposure” means, as of any date of calculation, the sum (calculated without duplication) of the following, to the extent the same is held by or represented by a Senior Party: (i) the aggregate principal amount of all Outstanding Bonds; (ii) the aggregate principal amount of all outstanding Permitted Indebtedness (other than the Bonds, DSR LOC Term Loans, Subordinated Debt and Affiliate Subordinated Debt); (iii) the aggregate amount of all available undrawn financing commitments under the documents governing the Permitted Indebtedness (other than the Bonds, Subordinated Debt and Affiliate Subordinated Debt) which the creditors party to such documents have no right to terminate; and (iv) the amount, without duplication, of DSR LOC Term Loans.

“Company” has the meaning specified in the preamble of this Agreement.

“Contract” means any agreement, lease, license, evidence of Debt, indenture or other contract (including any design, construction, equipment, or other warranty or guarantee under any of the foregoing).

“Debt Service Reserve Account” means the Debt Service Reserve Account established pursuant to Section 3.1.

APP-6

“Depositary Bank” has the meaning specified in the preamble to this Agreement.

“Designation Letter” means a “Designation Letter” in the form of Exhibit 2.1, pursuant to which a Person agrees to be bound by the terms of this Agreement.

“Distribution Account” means the Distribution Account established pursuant to Section 3.1.

“DSR LOC Reimbursement Agreement” has the meaning specified in the Indenture.

“DSR LOC Term Loan” has the meaning specified in the DSR LOC Reimbursement Agreement.

“DSR LOC Term Loan Provider” has the meaning specified in the preamble of this Agreement.

“Equity Contribution” means the equity contribution required to be made by PPL Ironwood under the Equity Subscription Agreement.

“Event of Default” means, so long as there are any Financing Commitments or any Financing Liabilities outstanding under such documents, an “Event of Default” as such term is defined in the Indenture, or an “Event of Default” or equivalent term under any working capital facility or the DSR LOC Reimbursement Agreement.

“EWG” means “exempt wholesale generator,” as defined in Section 32(a) of PUHCA.

“Fair Market Value” has the meaning specified in the Power Purchase Agreement.

“Financing Commitment” means any commitment pursuant to the Financing Documents to provide credit to the Company.

“Financing Liabilities” means all indebtedness, liabilities and obligations of the Company (of whatsoever nature and howsoever evidenced including, but not limited to, principal, interest, fees, reimbursement obligations, collateralization or deposit obligations, penalties, indemnities and legal expenses, whether due after acceleration or otherwise) under or pursuant to the Indenture, the Bonds and any evidence of indebtedness thereunder entered into, the Collateral Agency Agreement and any evidence of indebtedness thereunder entered into, the DSR LOC Reimbursement Agreement and any evidence of indebtedness thereunder entered into, any working capital facility and any evidence of indebtedness thereunder entered into, and the Security Documents, to the extent arising on or prior to the Final Maturity Date, in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreements.

“First Supplemental Indenture” means the First Supplemental Indenture to the Trust Indenture, dated as of June 1, 1999, by and among the Company, IBJ Whitehall Bank & Trust Company as Trustee and IBJ Whitehall Bank & Trust Company as Depositary Bank.

APP-7

“Fuel Conversion Payment Volume Rebate Account” means the Fuel Conversion Payment Volume Rebate Account established pursuant to Section 3.1.

“Indenture” means the Trust Indenture, dated as of June 1, 1999, by and among the Company, IBJ Whitehall Bank & Trust Company as Trustee and IBJ Whitehall Bank & Trust Company as Depository Bank, together with the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture.

“Liabilities” means, as to any Person, all Debt, obligations and any other liabilities of such Person (whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due).

“Major Maintenance Reserve Account” means the Major Maintenance Reserve Account established pursuant to Section 3.1.

“Operating and Maintenance Account” means the Operating and Maintenance Account established pursuant to Section 3.1.

“Project Accounts” has the meaning specified in Section 3.1.

“PUHCA” means the Public Utility Holding Company Act of 1935.

“Required Senior Parties” means, at any time, Persons that at such time hold at least a majority of the Combined Exposure.

“Responsible Officer” when used with respect to the Collateral Agent, means any officer in the corporate trust and agency group (or any successor group) of the Collateral Agent including without limitation, any vice president, assistant vice president, assistant treasurer, assistant secretary or any other officer of the Collateral Agent customarily performing functions similar to those performed by any of the above designated officers, and with respect to a particular corporate trust matter, also means any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restoration Account” means the Restoration Account established pursuant to Section 3.1.

“Restoration Certificate” means a certificate of the Company substantially in the Ruin of Exhibit 3.15.

“Revenue Account” means the Revenue Account established pursuant to Section 3.1.

“Second Supplemental Indenture” means the Second Supplemental Indenture to the Trust Indenture, dated as of May 12, 2000, by and among the Company, IBJ Whitehall Bank & Trust Company as Trustee and IBJ Whitehall Bank & Trust Company as Depository Bank.

“Secured Obligations” means, collectively, the Financing Liabilities, the Trustee Claims and the Collateral Agent Claims.

APP-8

“Security Interest” means any perfected and enforceable Lien on Collateral granted to a Senior Party pursuant to any applicable Security Document.

“Senior Debt Termination Date” means the date on which all Financing Liabilities, other than contingent liabilities and obligations which are unasserted at such date, have been paid and satisfied in full and all Financing Commitments have been terminated.

“Senior Documents” has the meaning specified in Section 6.1.

“Senior Parties” means, collectively, the Trustee, the Collateral Agent, the Depositary Bank, the DSR LOC Term Loan Provider and any working capital provider and each successor to any of such Persons.

“Senior Party Certificate” means a certificate of a Senior Party substantially in the form of Exhibit 2.3, signed by an Authorized Representative of such Senior Party, (i) setting forth the principal amount of the Financing Liabilities owed to such Senior Party as of the date of such certificate and the outstanding unutilized commitments to extend credit to the Company or the Company by such Senior Party as of the date of such certificate, (ii) setting forth a contact person for such Senior Party and including phone and facsimile numbers for such person, (iii) directing the Collateral Agent to take a specified action and (iv) stating specifically the action the Collateral Agent is directed to take and the Security Document and the provision thereof pursuant to which the Collateral Agent is being directed to act.

“Subordinated Debt Account” means the Subordinated Debt Account established pursuant to Section 3.1.

“Terms of Subordination” means the Terms of Subordination attached hereto as Exhibit 2.2.

“Third Supplemental Indenture” means the Third Supplemental Indenture to the Trust Indenture, dated as of [—], 2013, by and among the Company, The Bank of New York Mellon as Trustee and The Bank of New York Mellon as Depository Bank.

“Trigger Event” means (i) an “Event of Default” under the Indenture and an acceleration of the indebtedness issued thereunder, (ii) an “Event of Default” or the equivalent under any working capital facility and an acceleration of the indebtedness entered into thereunder, (iii) an “Event of Default” under the DSR LOC Reimbursement Agreement and an acceleration of the indebtedness entered into thereunder or (iv) a Bankruptcy Event in respect of the Company and the expiration of the shortest applicable grace period.

“Trustee” has the meaning specified in the preamble of this Agreement.

“UCC” means the Uniform Commercial Code as is in effect from time to time in the State of New York and any other jurisdiction the laws of which control the creation or perfection of security interests under the Security Documents.

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ARTICLE II

SECURITY INTERESTS AND EXERCISE OF RIGHTS

SECTION 2.1. Sharing; Priority of Security Interests.

(a) Each Senior Party agrees that, (i) as among the Senior Parties, the Security Interest of each Senior Party in any Collateral ranks and will rank equally in priority with the Security Interest of the other Senior Parties in the same Collateral and (ii) in respect of matters voted on by the Senior Parties collectively, the Trustee shall vote all Bonds according to the votes of a majority of Bondholders voting.

(b) The priorities specified herein are applicable irrespective of any statement in any Security Document or in any other agreement to the contrary, the time or order or method of attachment or perfection of Liens, the time or order of filing of financing statements or the giving or failure to give notice of the acquisition or expected acquisition of purchase money or other security interests.

(c) The Company hereby covenants and agrees to cause each person holding Senior Debt to become a party to this Agreement by executing a Designation Letter and becoming a Senior Party hereunder.

SECTION 2.2. Subordinated Debt.

Notwithstanding any provision in any Transaction Document to the contrary, the Senior Parties hereby agree that (i) the Subordinated Debt Providers shall be entitled to share in the Collateral or any other payment, security or guarantee from the Company or any of its Affiliates only to the extent provided in, and only in accordance with, Articles III and IV and the Terms of Subordination and (ii) the Subordinated Debt Providers shall not be entitled to vote or take any actions pursuant to this Agreement or any other Security Document, or take any other actions with respect to the Collateral until such time as all of the Secured Obligations owing to all of the Senior Parties have been satisfied in full. Each Subordinated Debt Provider agrees to be bound by the Terms of Subordination and agrees that such Terms of Subordination shall be explicitly incorporated into the Subordinated Loan Agreement to which it is a party. Each party becoming a Subordinated Debt Provider pursuant to a Designation Letter shall agree, in such Designation Letter, to be bound by such Terms of Subordination.

SECTION 2.3. Exercise of Rights Under Security Documents.

So long as any Secured Obligations remain outstanding, the following provisions shall apply:

(a) Subject to Section 5.2(e), if a Trigger Event shall have occurred and be continuing, and only in such event, upon the written direction of the Required Senior Parties contained in Senior Party Certificates, the Collateral Agent, on behalf of the Trustee and any other Senior Party that is a party to this Agreement, as applicable, shall be permitted and is hereby authorized to take any and all actions and to exercise any and all rights, remedies and options which it may have under the Security Documents or this Agreement; provided, however,

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that if the underlying event which caused the Trigger Event is a Bankruptcy Event in respect of the Company of which the Collateral Agent shall have received written notice, no written request of the Required Senior Parties shall be required in order for the Collateral Agent following such Trigger Event to take any and all actions and to exercise any and all rights and remedies specified in the Security Documents or this Agreement to be taken in such circumstances. Nothing contained herein shall be construed as restricting the right of any Senior Party to cause the acceleration, in accordance with the Indenture or the DSR LOC Reimbursement Agreement of the Senior Debt held by such Party.

(b) The Senior Parties hereby agree to give each other and the Collateral Agent written notice of the occurrence of an Event of Default and of a Trigger Event as soon as practicable after the occurrence thereof; provided, however, that the failure to provide such notice shall not limit or impair the rights of the Senior Parties hereunder or under the Financing Documents.

(c) Each Senior Party hereby acknowledges and agrees that all funds held by the Trustee in accordance with Article 5 of the Indenture are held for the benefit of the Bondholders and that the Trustee shall hold such funds solely for the benefit of such Bondholders.

(d) Each Senior Party hereby acknowledges and agrees that all funds held in the Debt Service Reserve Account by the Collateral Agent in accordance with this Agreement are held for the benefit of the Trustee (on behalf of the Bondholders) and that the Collateral Agent shall hold such funds solely for the benefit of such Persons.

(e) Each Senior Party hereby acknowledges and agrees that the Collateral Agent, subject to Section 5.2(c) and (e), shall administer the Collateral in the manner contemplated by the Security Documents and this Agreement and the Collateral Agent shall exercise, as directed by the Required Senior Parties in Senior Party Certificates in accordance with Section 2.3(a) such rights and remedies with respect to the Collateral (including the curing of defaults under the Transaction Documents) as are granted to it under the Security Documents, this Agreement and Applicable Law. No Senior Party and no class or classes of Senior Parties shall have any right (i) to direct the Collateral Agent to take any action in respect of the Collateral other than in accordance with Section 2.3(a) or (ii) to take any action with respect to the Collateral (A) independently of the Collateral Agent or (B) other than to direct the Collateral Agent in writing to take action in accordance with Section 2.3(a); provided, however, that nothing in this Section 2.3(e) shall be deemed to limit the ability of any Senior Party to take any action in accordance with Section 2.3(g).

(f) Each of the Company and each Senior Party covenants and agrees that, upon the occurrence and during the continuation of a Trigger Event, the Collateral Agent shall be entitled, as instructed by the Required Senior Parties in Senior Party Certificates in accordance with Section 2.3(a), to give notices or instructions that the Company would otherwise be entitled to give under this Agreement.

(g) From time to time during the continuation of a Trigger Event, the Collateral Agent shall, as instructed by the Required Senior Parties in Senior Party Certificates in accordance with Section 2.3(a), direct the Depositary Bank to render an accounting of the current

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balance of each Project Account or other amounts or funds administered by the Depositary Bank under this Agreement, and the Depositary Bank agrees to render the same, subject to the terms, conditions and protections contained in this Agreement.

(h) The Company covenants and agrees that it shall not take any action that would prohibit or impair the ability of the Collateral Agent from participating in any objection to any foreclosure or similar proceeding instituted by a junior lienor against the Company; provided, however, that nothing in this Section 2.3(h) shall, or shall be deemed to, affect the relationship among the Senior Parties or the relationship between the Senior Parties and the Collateral Agent, nor shall anything in this Section 2.3(h) affect any representation, warranty, covenant or agreement of any Senior Party in this Agreement.

(i) The Company covenants and agrees that it shall send to the Collateral Agent on or before five (5) days prior to each Bond Payment Date an Officer’s Certificate signed by an Authorized Representative of the Company setting forth (i) the names of each Senior Party as of the date of the certificate, (ii) the principal amount of the Financing Liabilities owed to each such Senior Party as of the date of the certificate and (iii) the unutilized outstanding commitments of each Senior Party to extend credit to the Company as of the date of the certificate. The Collateral Agent shall be entitled to rely on the information contained in such certificate.

(j) Notwithstanding the foregoing provisions of this Article II, each Senior Party individually shall be authorized to cure any default of the Company under any Project Contract in accordance with the consent to assignment executed in connection with such Project Contract; provided, however, that funds advanced in connection with such cure shall not constitute Senior Debt unless such funds would otherwise satisfy the requirements for the issuance of Senior Debt.

(k) Each Senior Party hereby acknowledges and agrees that if (i) there is an Event of Default under the Indenture and such Event of Default is not caused directly or indirectly by a default or event of default under the Power Purchase Agreement, (ii) the Collateral Agent receives the written request of the Required Senior Parties specified in Section 2.3(a), and (iii) the Trustee has been directed by the required Bondholders to declare the aggregate principal amount of the Outstanding Bonds, all interest accrued and unpaid thereon and all premium payable thereon in accordance with the terms of the Indenture immediately due and payable, the Collateral Agent at the direction of the Required Senior Parties shall notify the Power Purchaser in writing at the address provided in the Power Purchase Agreement of the opportunity to purchase the Facility for an amount equal to the greater of (x) the Fair Market Value of the Facility and (y) all Financing Liabilities due and owing to the Senior Parties and any Subordinated Debt Provider. If the Power Purchaser has not within 90 days of the date of such notice provided the Collateral Agent with a binding written notice of its intent to purchase the Facility for such amount, the Collateral Agent shall no longer have any obligation under this paragraph. If the Power Purchaser offers within such period to purchase the Facility for such amount within 120 days after the expiration of such 90 day period, the Collateral Agent shall take such actions as required to consummate such sale promptly as directed by the Required Senior Parties in Senior Party Certificates.

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SECTION 2.4. Rights of Senior Parties.

The Senior Parties and the Collateral Agent (upon receipt of Senior Party Certificates from the Required Senior Parties) may, at any time and from time to time, without any consent of or notice to any Subordinated Debt Providers, (i) amend in any manner any Security Document or any agreement under which any of the Financing Liabilities is outstanding in accordance with the terms thereof, (ii) sell, exchange, release, not perfect and otherwise deal with any property at any time pledged, assigned or mortgaged to secure the Financing Liabilities in accordance with the Security Documents, (iii) release anyone liable in any manner under or in respect of the Financing Liabilities, (iv) exercise or refrain from exercising any rights against the Company and others and (v) apply any sums from time to time received to payment or satisfaction of the Financing Liabilities.

SECTION 2.5. Certain Amendments.

Notwithstanding anything to the contrary in this Agreement or any Security Document, if any consent or direction of the Required Senior Parties is necessary in order for the Collateral Agent to exercise any rights or remedies under any of the Security Documents or this Agreement, or to amend, modify or supplement, give any consent under, or waive any provision of, any of the Security Documents or this Agreement, and if any such exercise of rights or remedies, or any such amendment, modification, supplement, consent or waiver (either alone or together with each then effective amendment, modification, supplement, consent or waiver not previously approved in accordance with this paragraph by the DSR LOC Term Loan Provider) could reasonably be expected to have a material adverse effect on the DSR LOC Term Loan Provider (which material adverse effect is materially different from the effect with respect to other Senior Parties), the Collateral Agent shall not accept such consent or direction from the Required Senior Parties unless the DSR LOC Term Loan Provider shall have received written notice of such proposed consent or direction at least fifteen days prior to the effectiveness thereof, and the DSR LOC Term Loan Provider shall have approved such amendment, modification or supplement, consent or waiver (which approval shall not be unreasonably withheld).

ARTICLE III

ACCOUNTS

SECTION 3.1. Establishment of Project Accounts.

The Collateral Agent hereby confirms that it has established with the Depositary Bank at its office at the address listed in Section 7.4, New York, New York, the following special, segregated accounts (the “Project Accounts”):

(i)	Revenue Account;

(ii)	Operating and Maintenance Account;

(iii)	Debt Service Reserve Account;

(iv)	Restoration Account;

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(v)	Major Maintenance Reserve Account;

(vi)	Fuel Conversion Payment Volume Rebate Account;

(vii)	Subordinated Debt Account; and

(viii)	Distribution Account.

All amounts from time to time held in each Project Account shall be held (a) in the name of the Collateral Agent subject to the lien and security interest of the Collateral Agent for the benefit of the Senior Parties or certain of them as set forth herein and (b) in the custody of the Depositary Bank for and on behalf of the Collateral Agent for the purposes and on the terms set forth in this Agreement. All such amounts shall constitute a part of the Collateral and shall not constitute payment of any Indebtedness or any other obligation of the Company until applied as hereinafter provided.

SECTION 3.2. Investment of Funds in the Project Accounts.

(a) Amounts deposited in the Project Accounts (and each subaccount thereof) and each other account or fund created hereunder (unless expressly stated otherwise), at the written request and direction of the Company, shall be invested by the Collateral Agent in Permitted Investments. Such investments shall mature in such amounts and not later than such times as may be necessary to provide funds when needed to make payments from such funds as provided in this Agreement. Net interest or gain received from such investments shall be applied as provided in this Agreement.

(b) So long as an outstanding balance shall remain in the Project Accounts or any other account or fund created hereunder, the Collateral Agent shall provide the Company with statements by the tenth (10th) Business Day of each month showing the amount of all receipts, the net investment income or gain received and collected, all disbursements and the amount then available as of the last Business Day of the prior calendar month in the Project Accounts (and each subaccount thereof) and each other account or fund created hereunder. The Depositary Bank agrees to provide the Collateral Agent with such information as it may reasonably have available to it in order to permit the Collateral Agent to provide such statements in accordance with the requirements hereof.

SECTION 3.3. Valuation and Sale of Investments.

(a) Obligations purchased as an investment of funds in any Project Account or any other separate account or fund created under the provisions hereof shall be deemed at all times to be a part of such account or fund and, unless otherwise specified herein, any profit realized from the liquidation of such investment shall be credited to such Project Account or such other separate account or fund created hereunder, and any loss resulting from the liquidation of such investment shall be charged to the respective Project Account or such other separate account or fund.

(b) The Collateral Agent shall determine the value of all investments in any of the Project Accounts or the Bond Payment Account as of the last Business Day of each month, with

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any deficit in any account balance to be funded from Project Revenues and any investments valued in excess of the amounts required to be on deposit in an account shall be liquidated and the amount of such excess shall be deposited in the Revenue Account for application in accordance with Section 3.8.

(c) The Collateral Agent shall determine the value of all investments in the Debt Service Reserve Account in accordance with this Section 3.3.

(d) In computing the amount of any funds in any Project Account, or other separate account or fund created under the provisions hereof for any purpose provided in this Agreement, obligations purchased as an investment of funds therein shall be valued at the market value of such obligations, exclusive of accrued interest; provided, however, that if there is no readily determinable market value for such obligations, the value of such obligations shall be determined with reference to the acquisition price of such obligations, plus accrued but unpaid interest.

(e) The Depositary Bank agrees to provide the Collateral Agent with such information as it may reasonably have available to it in order to permit the Collateral Agent to make such determinations and transfers as may be required by this Section 3.3.

SECTION 3.4. Possession of Accounts; Liquidation.

(a) Each of the Project Accounts shall at all times be in the exclusive possession of the Depositary Bank acting for and on behalf of the Collateral Agent acting for and on behalf of the Senior Parties.

(b) Notwithstanding any provision hereof to the contrary, if a Trigger Event shall have occurred and be continuing, the Collateral Agent shall promptly liquidate all amounts in the Project Accounts and all related investments and distribute all such monies so received in accordance with Section 4.1.

SECTION 3.5. The Depositary Bank; Limited Company Rights.

(a) The Depositary Bank.

(i) Establishment of Securities Accounts. The Depositary Bank hereby agrees and confirms that (A) the Depositary Bank has established the Project Accounts as set forth in Section 3.1, (B) each Project Account is and will be maintained as a “securities account” (within the meaning of Section 8-501 of the UCC), (C) the Company is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) credited to the Project Accounts, (D) all property delivered to the Depositary Bank pursuant to the Transaction Documents or this Agreement will be held by the Depositary Bank and promptly credited to a Project Account by an appropriate entry in its records in accordance with this Agreement, (E) all “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC) in registered form or payable to or to the order of and credited to any Project Account shall be registered in the name of, payable to or to the order of, or endorsed to, the Depositary Bank or in blank, or credited to another securities account maintained in the name of the Depositary Bank, and in no case will any financial asset

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credited to any Project Account be registered in the name of, payable to or to the order of, or endorsed to, the Company except to the extent the foregoing have been subsequently endorsed by the Company to the Depositary Bank or in blank and (F) the Depositary Bank shall not change the name or account number of any Project Account without the prior written consent of the Collateral Agent.

(ii) Financial Assets Election. The Depositary Bank agrees that each item of property (excluding cash, but including any security, instrument or obligation, share, participation, interest or other property whatsoever) credited to any Project Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(iii) Entitlement Orders. If at any time the Depositary Bank shall receive any “entitlement order” (within the meaning of Section 8-102(a)(8) of the UCC) or any other order from the Collateral Agent acting in accordance with this Agreement directing the transfer or redemption of any financial asset relating to the Project Accounts, the Depositary Bank shall comply with such entitlement order or other order without further consent by the Company or any other Person. The parties hereto hereby agree that the Collateral Agent shall have “control” (within the meaning of Section 8-106(d) of the UCC) of the Company’s “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the financial assets credited to the Project Accounts and the Company hereby disclaims any entitlement to claim “control” of such “security entitlement”.

(iv) Subordination of Lien; Waiver of Set-off. If the Depositary Bank has or subsequently obtains by agreement, operation of law or otherwise a lien or security interest in any Project Account or any security entitlement credited thereto, the Depositary Bank agrees that such lien or security interest shall be subordinate to the lien and security interest of the Collateral Agent. The financial assets standing to the credit of the Project Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Agent in its capacity as such (except that the face amount of any checks which have been credited to any Project Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(v) No Other Agreements. The Depositary Bank and the Company have not entered into any agreement with respect to the Project Accounts or any financial assets credited to any Project Account other than this Agreement and the other Security Documents. The Depositary Bank has not entered into any agreement with the Company or any other Person purporting to limit or condition the obligation of the Depositary Bank to comply with entitlement orders originated by the Collateral Agent in accordance with this Section 3.5. In the event of any conflict between this Section 3.5 or any other Security Document or any other agreement now existing or hereafter entered into, the terms of this Section 3.5 shall prevail.

(vi) Notice of Adverse Claims. Except for the claims and interest of the Collateral Agent and the Company in each of the Project Accounts, the Depositary Bank does not know of any claim to, or interest in, any Project Account or in any financial asset credited thereto. If any Person asserts any lien, encumbrance or adverse claim

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(including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Project Account or in any financial asset credited thereto, the Depositary Bank will promptly notify the Collateral Agent and the Company thereof.

(vii) Rights and Powers of the Collateral Agent. The rights and powers granted by the Collateral Agent to the Depositary Bank have been granted in order to perfect its lien and security interests in the Project Accounts, are powers coupled with an interest and will neither be affected by the bankruptcy of the Company nor the lapse of time.

(viii) Choice of Law. Both this Agreement and each Project Account (including all security entitlements relating thereto) shall be governed by the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, the “securities intermediary’s jurisdiction” of the Depositary Bank with respect to the Project Accounts is the State of New York.

(b) Limited Company Rights. The Company shall not have any rights against or to monies held in the Project Accounts, as third-party beneficiary or otherwise or any right to direct the Depositary Bank or the Collateral Agent to apply or transfer monies in any Project Account, except the right to receive or make requisitions of monies held in the Project Accounts, as permitted by this Agreement and to direct the investment of monies held in the Project Accounts as permitted by Section 3.2. Except as expressly provided in this Agreement, in no event shall any amounts or Permitted Investments deposited in or credited to any Project Account be registered in the name of the Company, payable to the order of the Company or specially endorsed to the Company except to the extent that the foregoing have been specially endorsed to the Collateral Agent or in blank.

SECTION 3.6. Advances.

(a) Notwithstanding any other provision hereof to the contrary, the Company may, by delivering an Officer’s Certificate to the Collateral Agent, withdraw funds on deposit in or credited to any of the Available Accounts (“Advances”); provided, however, that, at the time of the making of such Advance, no Default or Event of Default shall have occurred and be continuing and the Officer’s Certificate of the Company shall so certify. The Collateral Agent may conclusively rely on such Officer’s Certificate certifying that all conditions for withdrawals from the Available Accounts have been met.

(b) The Company shall repay immediately or cause to be repaid any Advances to the extent that the funds on deposit in such Available Accounts are, on the Business Day next preceding the day on which such funds are to be withdrawn or transferred from such Available Accounts pursuant to this Article III, insufficient to make the necessary withdrawals and transfers. In addition, the Company shall cause to be repaid immediately the aggregate amount of all Advances upon the occurrence of (i) a default in the payment of principal of, premium, if any, or interest on the Bonds or (ii) any Event of Default. Any amounts so repaid shall be allocated to and deposited in the Available Accounts to which such repayment is required to be made as directed by the Company in an Officer’s Certificate.

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SECTION 3.7. Collection of Project Revenues.

The Company shall arrange for the direct payment to the Collateral Agent of all Project Revenues.

SECTION 3.8. Revenue Account.

(a) The Revenue Account shall be funded with all Project Revenues received pursuant to Section 3.7.

(b) Upon receipt by the Collateral Agent, not less than three (3) Business Days prior to the date of the proposed transfer, of an Officer’s Certificate of the Company detailing the amounts to be paid, the Collateral Agent shall transfer funds in the Revenue Account by wire transfer in accordance with such Officer’s Certificate and the following order of priority:

first, on a monthly basis, to the Trustee and the Collateral Agent, any amounts certified by the Company as the amounts then due and payable in respect of Trustee Claims and Collateral Agent Claims, respectively; provided, however, that if funds in the Revenue Account are insufficient on any date to make the payments specified in this paragraph first, distribution of funds shall be made ratably to the specified recipients;

second, on a monthly basis, to the Trustee, for deposit in the Interest Payment Subaccount, an amount equal to one-third of the interest becoming due on the Bonds on the next succeeding Bond Payment Date;

third, on a monthly basis, to the Trustee, for deposit in the Principal Payment Subaccount, an amount equal to one-third of the principal becoming due on the Bonds on the next succeeding Bond Payment Date;

fourth, on a monthly basis, to the Collateral Agent for deposit in the Debt Service Reserve Account, an amount necessary to fund the Debt Service Reserve Account up to the DSRA Required Balance;

fifth, on a monthly basis, to any Project Account in the sole discretion of the Company.

(c) When making the transfers specified in Section 3.8(b), each transfer shall be adjusted as necessary, taking into account investment gains or losses in such Project Account or Indenture Account and further adjusting such transfers by the amount any prior over-fundings or any prior shortfalls in such Project Account or Indenture Account, to ensure that the aggregate amounts so transferred to such Project Accounts or Indenture Accounts are sufficient to pay the amount due and payable from such Project Accounts and Indenture Accounts on the applicable payment date.

SECTION 3.9. Operating and Maintenance Account.

(a) The Operating and Maintenance Account may be funded from funds transferred by the Collateral Agent from the Revenue Account.

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(b) Upon receipt by the Collateral Agent of an Officer’s Certificate of the Company detailing the amounts to be paid, the Collateral Agent shall transfer funds in the Operating and Maintenance Account to the Company or to whomsoever the Company directs.

SECTION 3.10. Debt Service Reserve Account.

(a) The Debt Service Reserve Account may be funded, if necessary, from monies transferred from the Revenue Account.

(b) When there are insufficient monies in the Bond Payment Account on any Bond Payment Date to pay the interest or principal then due on the Bonds, the Collateral Agent shall, upon receipt prior to such Bond Payment Date of an Officer’s Certificate of the Company and as directed on such certificate, withdraw monies on deposit in the Debt Service Reserve Account to the extent necessary to make such interest or principal payment on the Bonds and transfer such monies to the Trustee for deposit in the Bond Payment Account for application against such payment.

SECTION 3.11. Major Maintenance Reserve Account.

(a) The Major Maintenance Reserve Account may be funded from funds transferred by the Collateral Agent from the Revenue Account.

(b) Upon receipt by the Collateral Agent of an Officer’s Certificate of the Company detailing the amounts to be paid, the Collateral Agent shall transfer funds in the Major Maintenance Reserve Account to the Company or to whomsoever the Company directs.

SECTION 3.12. Distribution Account.

(a) The Distribution Account may be funded from funds transferred from the Revenue Account.

(b) Funds on deposit in or credited to the Distribution Account may be distributed to, or as directed by, the Company upon receipt by the Collateral Agent of an Officer’s Certificate of the Company requesting such a distribution.

SECTION 3.13. Restoration Account.

(a) All Casualty Proceeds and Eminent Domain Proceeds shall be deposited into the Restoration Account. Subject to Sections 3.13(d) and 3.13(e), the Collateral Agent shall apply the amounts in the Restoration Account as directed in writing by the Company to the payment, or reimbursement to the extent the same have been paid or satisfied by the Company, of the costs of rebuilding, repair and restoration of the Facility or any part thereof that has been affected by an Event of Loss or an Event of Eminent Domain.

(b) The Collateral Agent is hereby authorized to disburse from the Restoration Account the amount required to be paid for the repair or replacement of the Facility or any part thereof as specified in Section 3.13(a). The Collateral Agent is hereby authorized and directed to issue its checks or transfer funds electronically for each disbursement from the Restoration

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Account, upon receipt of a Restoration Certificate signed by an Authorized Representative of the Company. The Collateral Agent shall be entitled to rely on all certifications and statements in such Restoration Certificate.

(c) If an Event of Loss or an Event of Eminent Domain shall occur with respect to any Collateral, the Company shall (i) diligently pursue all its rights to compensation against any Person with respect to such Event of Loss or Event of Eminent Domain, (ii) in the reasonable judgment of the Company, compromise or settle any claim against any Person with respect to such Event of Loss or Event of Eminent Domain and (iii) hold all amounts of Casualty Proceeds or Eminent Domain Proceeds (including instruments) received in respect of any Event of Loss or Event of Eminent Domain (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising or settling any claims) in trust for the benefit of the Collateral Agent segregated from other funds of the Company and will promptly transfer to the Collateral Agent for deposit in the Restoration Account such Casualty Proceeds or Eminent Domain Proceeds.

(d) If either an Event of Loss or an Event of Eminent Domain shall occur, as soon as reasonably practicable but no later than the date of receipt by the Company or the Collateral Agent of Eminent Domain Proceeds or Casualty Proceeds, as the case may be, the Company shall make a reasonable good faith determination as to whether (i) the Facility or any portion thereof can be rebuilt, repaired or restored to permit operation of the Facility or a portion thereof on a commercially feasible basis and (ii) the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to the Company for such rebuilding, repair or restoration, are sufficient to permit such rebuilding, repair or restoration of the Facility or a portion thereof, including the making of all required payments of interest and principal on the Company’s Debt during such rebuilding, repair or restoration. The determination of the Company shall be evidenced by a Certificate as to Redemption filed with the Collateral Agent which, in the event the Company determines that the Facility or a portion thereof can be rebuilt, repaired or restored to permit operation thereof on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to the Company for such rebuilding, repair or restoration, are sufficient, shall also set forth a reasonable good faith estimate by the Company of the total cost of such rebuilding, repair or restoration. The Company shall deliver to the Collateral Agent at the time it delivers the Certificate as to Redemption referred to above a certificate of the Independent Engineer, dated the date of the Certificate as to Redemption, stating that, based upon reasonable investigation and review of the determination made by the Company, the Independent Engineer believes the determination and the estimate of the total cost set forth in the Certificate as to Redemption to be reasonable.

(e)(i) If, following an Event of Loss or an Event of Eminent Domain, the determination is made pursuant to Section 3.13(d) above that the Facility cannot be rebuilt, repaired or restored to permit operation on a commercially feasible basis or that the Casualty Proceeds or the Eminent Domain Proceeds, together with any other amounts that are available to the Company for such rebuilding, repair or restoration, are not sufficient to permit such rebuilding, repair or restoration, all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, shall be distributed in accordance with Section 4.2(a).

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(ii) If, following an Event of Loss or an Event of Eminent Domain, the determination is made pursuant to Section 3.13(d) above that the entire Facility can be rebuilt, repaired or restored to permit operation on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, together with any other amounts that are available to the Company for such rebuilding, repair or restoration, are sufficient to permit such rebuilding, repair or restoration, all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with such other amounts as are available to the Company for such rebuilding, repair or restoration, shall be deposited in the Restoration Account in accordance with Section 3.13(a) and applied in accordance with Section 3.13(b).

(iii) If, following an Event of Loss or an Event of Eminent Domain, the determination is made pursuant to Section 3.13(d) above that a portion of the Facility can be rebuilt, repaired or restored to permit operation on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, together with any other amounts that are available to the Company for such rebuilding, repair or restoration, are sufficient to permit such rebuilding, repair or restoration, (A) an amount equal to the estimate of the total cost of such rebuilding, repair or restoration set forth in the Certificate as to Redemption filed with the Collateral Agent pursuant to Section 3.13(d) above shall be deposited in the Restoration Account in accordance with Section 3.13(a) and applied in accordance with Section 3.13(b) and (B) the amount, if any, by which all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, exceed the estimate of the total cost shall be distributed in accordance with Section 4.2(a).

(f) In the event the Company receives Casualty Proceeds or Eminent Domain Proceeds, as the case may be, from an Event of Loss or an Event of Eminent Domain that do not exceed in the aggregate $5,000,000 during any Fiscal Year of the Company, the Company shall not have to comply with the provisions of Section 3.13(d) and the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, shall be deposited in the Restoration Account in accordance with Section 3.13(a) and applied in accordance with Section 3.13(b).

SECTION 3.14. Fuel Conversion Volume Rebate Account.

(a) The Fuel Conversion Volume Rebate Account may be funded from funds transferred by the Collateral Agent from the Revenue Account.

(b) Upon receipt of an Officer’s Certificate of the Company detailing the amounts to be paid, funds in the Fuel Conversion Volume Rebate Account shall be transferred to the Power Purchaser as set forth in such Officer’s Certificate within two (2) Business Days of receipt of such Officer’s Certificate.

SECTION 3.15. Subordinated Debt Account.

(a) The Subordinated Debt Account may be funded from funds transferred by the Collateral Agent from the Revenue Account.

(b) Upon receipt of an Officer’s Certificate of the Company detailing the amounts to be paid, funds in the Subordinated Debt Account shall be transferred to the appropriate

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Subordinated Debt Providers as set forth in such Officer’s Certificate within two (2) Business Days of receipt of such Officer’s Certificate.

ARTICLE IV

APPLICATION OF CERTAIN PROCEEDS

SECTION 4.1. Division of Foreclosure Proceeds.

(a) Following a foreclosure or other exercise of remedies following a Trigger Event, the proceeds of any sale, disposition or other realization by the Collateral Agent or by any Senior Party upon the Collateral (or any portion thereof) pursuant to the Security Documents shall be distributed in the following order of priorities:

first, to the Collateral Agent and the Trustee, ratably, all administrative fees, costs and expenses owed to such Parties under the Financing Documents; provided, that prior to any such distribution to the Trustee, the Collateral Agent shall have received a certificate signed by an Authorized Representative of the Trustee, in form and substance satisfactory to the Collateral Agent, setting forth the amount payable to the Trustee as of the date of such distribution;

second, to the Senior Parties, ratably (based on the amount owing to specified recipients), an amount equal to the unpaid amount of all Financing Liabilities owed to the Senior Parties by the Company; provided, that prior to any such distribution, the Collateral Agent shall have received a certificate executed by an Authorized Representative of each such Senior Party, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the amount payable to such Senior Party pursuant to this clause as of the date of such distribution;

third, to any Subordinated Debt Providers, ratably, an amount equal to the unpaid obligations owed to such Subordinated Debt Providers by the Company under any Subordinated Loan Agreement; provided, that prior to any such distribution, the Collateral Agent shall have received a certificate executed by an Authorized Representative of each such Subordinated Debt Provider, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the amount payable to such Subordinated Debt Provider pursuant to this clause as of the date of such distribution; and

fourth, to the Company (or its successors or assigns) or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

(b) As used in this Section 4.1, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of Debt of the Company or any issuer of or obligor on any of the Collateral.

(c) The Collateral Agent shall, upon receipt of indemnity satisfactory to it, use reasonable efforts to join in any foreclosure or similar proceeding instituted by a junior lienor

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with respect to the Collateral. The Collateral Agent shall hold all proceeds of the Collateral received by it in connection with such proceeding instituted by a junior lienor and not consolidated with any action by the Collateral Agent on behalf of the Senior Parties pending application of such proceeds by the Collateral Agent in accordance with the written instructions of the Required Senior Parties.

SECTION 4.2. Application of Casualty Proceeds and Eminent Domain Proceeds.

(a) If the determination is made pursuant to Section 3.13(d) above that all or a portion of the Facility is incapable of being rebuilt, repaired or restored to permit operation on a commercially feasible basis, all Casualty Proceeds or Eminent Domain Proceeds received by the Collateral Agent shall be distributed by the Collateral Agent within five (5) Business Days of receipt in the following order of priorities:

first, to the Collateral Agent and the Trustee in an amount equal to the amounts owed in respect of the Collateral Agent Claims and the Trustee Claims, respectively, due and payable as of the date of such distribution; provided, that, prior to any such distribution to the Collateral Agent or the Trustee, the Collateral Agent shall have received a certificate signed by an Authorized Representative of the Trustee, in form and substance satisfactory to the Collateral Agent, setting forth the amount payable to the Trustee as of the date of such distribution;

second, to the Senior Parties, ratably (based on the amount owing to the specified recipients), an amount equal to the unpaid amount of all Financing Liabilities owed to or required to be deposited for the account of such Senior Parties, including the amount required to be applied to a mandatory redemption of the Bonds pursuant to the Indenture; provided, that prior to any such distribution the Collateral Agent shall have received a certificate executed by an Authorized Representative of each such Senior Party, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the amount payable to such Senior Party pursuant to this clause as of the date of such distribution;

third, to the Subordinated Debt Providers, ratably, an amount equal to the unpaid amounts owed to or required to be deposited for the account of such Subordinated Debt Providers by the Company under any Subordinated Loan Agreement; provided, that prior to any such distribution, the Collateral Agent shall have received a certificate executed by an Authorized Representative of each such Subordinated Debt Provider, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the amount payable to such Subordinated Debt Provider pursuant to this clause as of the date of such distribution; and

fourth, to the Company or their successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

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ARTICLE V

COLLATERAL AGENT; DEPOSITARY BANK

SECTION 5.1. Appointment and Duties of Collateral Agent and Depositary Bank.

(a) The Senior Parties hereby designate and appoint The Bank of New York Mellon to act as the Collateral Agent under the Security Documents and this Agreement, and each of the Senior Parties hereby authorizes The Bank of New York Mellon, as the Collateral Agent, to take such actions on its behalf under the provisions of the Security Documents and this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Security Documents and this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Security Documents and this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in the Security Documents and this Agreement, or any discretionary or fiduciary duties or responsibilities with any Senior Party under this Agreement or any other Security Documents, and no implied covenants, functions or responsibilities shall be read into the Security Documents, this Agreement or otherwise exist against the Collateral Agent. The Collateral Agent shall not be liable for any action taken or omitted to be taken by it hereunder or under any Security Document, or in connection herewith or therewith, or in connection with the Collateral, unless caused by its gross negligence or willful misconduct.

(b) The Collateral Agent and each other Senior Party hereby designate and appoint The Bank of New York Mellon to act as the Depositary Bank under this Agreement, and the Depositary Bank hereby agrees to act as “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) with respect to the Project Accounts. The Company hereby acknowledges that the Depositary Bank shall act as securities intermediary with respect to the Project Accounts and pursuant to this Agreement. The Depositary Bank shall not have any duties or responsibilities except those expressly set forth in this Agreement.

(c) The Collateral Agent will give notice to the Senior Parties of any action taken, or notices received, hereunder or under any Security Document; notice of action taken shall be given prior to the taking of such action unless the Collateral Agent determines that to do so would be detrimental to the interest of the Senior Parties, in which event such notice shall be given promptly after the taking of such action.

(d) The Senior Parties agree that all liens and security interests in the Collateral securing the Secured Obligations shall be held in the name of the Collateral Agent and administered by and through the Collateral Agent and in accordance with this Agreement and the other Security Documents. If, as of the date hereof, or at any time in the future, any Senior Party at any time holds a lien or security interest on any Collateral in its own name, it agrees to assign it, without warranty or recourse, to the Collateral Agent (to be held by the Collateral Agent as the collateral agent for the Senior Parties). The Collateral Agent shall hold its security interests in and liens on the Collateral for the benefit of the Senior Parties as provided herein and in the Security Documents.

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(e) Notwithstanding anything to the contrary in this Agreement or any Security Document, the Collateral Agent shall not be required to exercise any rights or remedies under any of the Security Documents or this Agreement or give any consent under any of the Security Documents or this Agreement or enter into any agreement amending, modifying, supplementing or waiving any provision of any Security Document unless it shall have been directed to do so in Senior Party Certificates of the Required Senior Parties.

SECTION 5.2. Rights of Collateral Agent.

(a) The Collateral Agent may execute any of its duties under the Security Documents or this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

(b) Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it under or in connection with any Security Document or this Agreement (except for its gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Senior Parties for any recitals, statements, representations or warranties made in any Security Document or this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, any Security Document or this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Security Documents or this Agreement or for any failure of the Company or any other Person to perform their obligations thereunder. The Collateral Agent shall not be under any obligation to any Senior Party or any other Person to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Security Document or this Agreement, or to inspect the properties, books or records of the Company.

(c) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, request, direction, certificate, notice, consent, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and/or upon advice and/or statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Collateral Agent. In connection with any request or direction of the Required Senior Parties, the Collateral Agent shall be entitled to rely, and shall be fully protected in relying on any Senior Party Certificate delivered by a Senior Party; provided, however, that in the event the Collateral Agent receives conflicting directions contained in Senior Party Certificates representing two or more groups of Required Senior Parties, the Collateral Agent shall act in accordance with directions contained in Senior Party Certificates representing the greatest percentage of the Combined Exposure. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Security Document or this Agreement (i) if such action would, in the opinion of the Collateral Agent (which may be based on the opinion of legal counsel), be contrary to law or the terms of this Agreement or the other Security Documents, (ii) if such action is not specifically provided for in such Security Document or this Agreement or it shall not have received any such advice or concurrence of the Required Senior Parties as it deems appropriate, (iii) if, in connection with the taking of any such action hereunder or under any Security Document that would constitute an exercise of remedies under such Security

APP-25

Document or this Agreement, it shall not first be indemnified to its satisfaction by the Senior Parties (other than the Trustee in its individual capacity and the Collateral Agent) against any and all risk of nonpayment, liability and expense which may be incurred by it by reason of taking or continuing to take any such action or (iv) if, notwithstanding anything to the contrary contained in Section 5.2(e), in connection with the taking of any such action that would constitute a payment due under any Transaction Document, it shall not first have received from the Senior Parties funds equal to the amount payable. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Security Document or this Agreement in accordance with a request of the Required Senior Parties contained in Senior Party Certificates, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Senior Parties.

(d) If, with respect to a proposed action to be taken by it, the Collateral Agent shall determine in good faith that the provisions of any Security Document or this Agreement relating to the functions or responsibilities or discretionary powers of the Collateral Agent are or may be ambiguous or inconsistent, the Collateral Agent shall notify the Senior Parties, identifying the proposed action, and may decline either to perform such function or responsibility or to take the action requested unless it has received the written confirmation of the Required Senior Parties executed by Authorized Representatives of such Persons that the Required Senior Parties concur in the circumstances that the action proposed to be taken by the Collateral Agent is consistent with the terms of this Agreement or such Security Document or is otherwise appropriate. The Collateral Agent shall be fully protected in acting or refraining from acting upon the confirmation of the Required Senior Parties in this respect, and such confirmation shall be binding upon the Collateral Agent and the other Senior Parties.

(e) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any default or Event of Default or any other event unless and until a Responsible Officer of the Collateral Agent has received a written notice or a certificate from an Authorized Representative of a Senior Party or the Company stating that a default or an Event of Default has occurred. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a default or an Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Agreement or any other Security Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under any Security Document or the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of funds necessary to take the action requested is not reasonably assured to it, except that in respect of any potential environmental liability or the taking of title to any real property, the Collateral Agent may decline to act unless it receives indemnity satisfactory to it in its sole discretion, including, but not limited to, an advance of funds necessary to take the action requested. If the Collateral Agent receives such a notice of the occurrence of any Event of Default, the Collateral Agent shall give notice thereof to the Senior Parties. The Senior Parties shall provide evidence of satisfactory indemnity to the Collateral Agent for any action directed by the Required Senior Parties including, but not limited to, an advance of funds necessary to take the action requested. The Collateral Agent shall take such

APP-26

action with respect to such Event of Default as so requested pursuant to Section 2.3(a) subject, however, to the third sentence of this Section 5.2(e).

(f) The Company will pay upon demand to the Collateral Agent the amount of any and all reasonable fees and out-of-pocket expenses, including the reasonable fees and expenses of its counsel (and any one local counsel) and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement and the other Security Documents, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent or the Senior Parties hereunder or under the other Security Documents or (iv) the failure by the Company to perform or observe any of the provisions hereof or of any of the other Security Documents. The provision of this Section 5.2(f) shall survive the expiration or earlier termination of this Agreement.

SECTION 5.3. Lack of Reliance on the Collateral Agent.

Each of the Senior Parties expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Collateral Agent hereafter taken, including, without limitation, any review of the Facility or of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Senior Party. Each Senior Party (other than the Trustee) represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Senior Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Facility and the Company. Each Senior Party (other than the Trustee) also represents that it will, independently and without reliance upon the Collateral Agent or any other Senior Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Facility and the Company. Except for notices, reports and other documents expressly required to be furnished to the Senior Parties by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide any Senior Party with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Facility and the Company which may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents or attorneys-in-fact.

SECTION 5.4. Indemnification.

(a) The Senior Parties (other than the Collateral Agent) severally agree to indemnify the Collateral Agent in its capacity as such and in its individual capacity (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the aggregate amounts of their respective Secured Obligations on the date the activities giving rise to the Collateral Agent’s demand for indemnification occurred, from and

APP-27

against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Collateral Agent in its capacity as such and in its individual capacity in any way relating to or arising out of the Security Documents or this Agreement, or the performance of its duties as Collateral Agent hereunder or thereunder or any action taken or omitted by the Collateral Agent in its capacity as such under or in connection with any of the foregoing (including, but not limited to, any claim that the Collateral Agent is the owner or operator of the Facility and liable as such pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Requirement); provided, that the Senior Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that any of the foregoing result from the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 5.4 shall survive the payment or satisfaction in full of the Secured Obligations or any other termination of this Agreement.

(b) The Company agrees to indemnify the Collateral Agent and each Senior Party from and against any and all claims, losses and liabilities growing out of or resulting from (i) any Security Document or this Agreement (including, without limitation, enforcement of such Security Document, but excluding any such claims, losses or liabilities resulting from the Collateral Agent’s or such Senior Party’s gross negligence or willful misconduct) or (ii) any refund or adjustment of any amount paid or payable to the Collateral Agent or any Senior Party under or in respect of any Transaction Document or any other Collateral, or any interest thereon, which may be ordered or otherwise required by any Person. The agreements under this Section 5.4(b) shall survive the payment in full of any secured obligation or termination of this Agreement or any other Security Document.

SECTION 5.5. Resignation of the Collateral Agent or Depositary Bank.

(a) Either of the Collateral Agent or Depositary Bank may resign its appointment hereunder at any time without providing any reason therefor by giving not less than 60 days’ prior written notice to that effect to each of the other parties hereto, provided that no such resignation pursuant to this Section 5.5 or removal pursuant to Section 5.6 shall be effective until:

(i) a successor for the Collateral Agent or Depositary Bank is appointed in accordance with (and subject to) the succeeding provisions of this Section 5.5;

(ii) the resigning or removed Collateral Agent or Depositary Bank has transferred to its successor all of its rights and obligations in its capacity as Collateral Agent or Depositary Bank under this Agreement and the other Transaction Documents; and

(iii) the successor Collateral Agent or Depositary Bank has executed and delivered an agreement to be bound by the terms hereof and the other Transaction Documents and perform all duties required of the Collateral Agent or Depositary Bank hereunder and under the other Transaction Documents.

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(b) If the Collateral Agent or Depositary Bank has given notice of its resignation pursuant to this Section 5.5 or if the Required Senior Parties give the Collateral Agent, or the Collateral Agent gives the Depositary Bank, notice of removal pursuant to Section 5.6, then a successor to the Collateral Agent or Depositary Bank may be appointed by the Required Senior Parties during the period of such notice but, if no such successor is so appointed within sixty (60) days after the above notice, the Collateral Agent or Depositary Bank may appoint such a successor which (i) is authorized under the laws of its jurisdiction of formation to exercise corporation trust powers, (ii) shall have a combined capital and surplus of at least U.S.$250,000,000 and (iii) shall be acceptable to the Required Senior Parties (provided, that if the Required Senior Parties do not confirm such acceptance or reject such appointee in writing within thirty (30) days following selection of such successor by the Collateral Agent or Depositary Bank, then they shall be deemed to have given acceptance thereof and such successor shall be deemed appointed as the Collateral Agent or Depositary Bank hereunder by and on behalf of the Senior Parties).

(c) If a successor to the Collateral Agent or Depositary Bank is appointed under the provisions of clauses (a) or (b) above, then:

(i) the predecessor Collateral Agent or Depositary Bank shall be discharged from any further obligation hereunder (but without prejudice to any accrued liabilities);

(ii) the predecessor Collateral Agent or Depositary Bank’s resignation pursuant to this Section 5.5 or removal pursuant to Section 5.6 notwithstanding, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement and the other Transaction Documents while it was acting as the Collateral Agent or Depositary Bank; and

(iii) the successor Collateral Agent or Depositary Bank and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor Collateral Agent or Depositary Bank had been an original party hereto.

SECTION 5.6. Removal of the Collateral Agent or Depositary Bank.

The Required Senior Parties may remove the Collateral Agent from its appointment hereunder, and the Collateral Agent may remove the Depositary Bank hereunder, in each case with or without cause by giving not less than 60 days’ prior written notice to that effect to the Collateral Agent (or to the Depositary Bank, as the case may be); provided, that no such removal shall be effective until a successor for the Collateral Agent (or the Depositary Bank, as the case may be) is appointed in accordance with Section 5.5.

SECTION 5.7. Merger, Conversion, Consolidation or Succession to Business.

Any corporation or bank into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or bank resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation or bank succeeding to all or substantially all of the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder, provided such corporation or bank shall

APP-29

be otherwise qualified and eligible under this Article V, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 5.8. Power of Attorney.

Each Senior Party (other than the Collateral Agent) hereby gives a power of attorney, coupled with an interest, to the Collateral Agent and appoints, makes, constitutes and designates the Collateral Agent its true and lawful attorney-in-fact, subject to Section 5.1, to consent on its behalf under the Security Documents and the other Transaction Documents to which the Collateral Agent is a party to the extent that the consent of the Required Senior Parties (whether or not acting through the Collateral Agent) is required under any agreement and upon the instructions of the Required Senior Parties acting pursuant to this Agreement, and to take such actions on its behalf under the provisions of such agreements as are reasonably incidental thereto, to execute and deliver in the name of and on behalf of, or in its own name, as the case may be, all documents required to be executed by such Senior Party (in its capacity as such) in connection therewith and to do, take and perform each and every act and thing whatsoever requisite, proper or necessary to be done, in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such Senior Party (in its capacity as such) might or could do, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or its substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted; provided, that the Collateral Agent shall not so consent or take such other actions other than in accordance with this Agreement, the Security Documents and the other Transaction Documents to which the Collateral Agent is a party. The enumeration of specific items, rights, acts or powers herein does not limit or restrict and is not intended to limit or restrict, and is not to be construed or interpreted as limiting or restricting, the powers herein granted to such attorney-in-fact. The rights, power and authority of such attorney-in-fact herein granted shall commence and be in full force and effect on the date hereof, and such rights, powers and authority shall remain in full force and effect thereafter until this Agreement is terminated or until the Collateral Agent’s resignation or removal hereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1. Representations and Warranties.

(a) The Company hereby makes the following representations and warranties as of the date hereof with respect to itself for the benefit of the Senior Parties:

(i) The Company (A) is a limited liability corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and (B) is duly authorized, to the extent necessary, to do business in the Commonwealth of Pennsylvania and in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except to the extent any failure could not reasonably be expected to have a Material Adverse Effect. The Company has all requisite power and authority to own and operate the property it purports to own and to carry on its

APP-30

business as now being conducted and as proposed to be conducted in respect of the Facility.

(ii) The Company has all necessary power and authority to execute, deliver and perform its obligations under this Agreement. All action on the part of the Company that is required for the authorization, execution, delivery and performance of this Agreement, in each case has been duly and effectively taken; and the execution, delivery and performance of this Agreement does not require the approval or consent of any holder or trustee of any debt or other obligations of the Company which has not been obtained.

(iii) This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against them in accordance with the terms thereof, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and remedies generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv) Neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated hereby nor performance of or compliance with the terms and conditions hereof (A) contravenes any material requirement of Applicable Law applicable to the Company or any of the Collateral which contravention would reasonably be expected to have a Material Adverse Effect, (B) constitutes a default under or results in the violation of the provisions of the certificate of formation or operating agreement, or of any Transaction Documents that would reasonably be expected to have a Material Adverse Effect or (C) results in the creation or imposition of any Liens (other than Permitted Liens) on any of the Collateral under, or results in the acceleration of, any obligation.

(v) Other than as set forth in the Indenture, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending against the Company or, to the best of the Company’s knowledge, threatened against the Company or any property or other assets or rights of the Company or with respect to this Agreement that would reasonably be expected to have a Material Adverse Effect.

(b) The Trustee hereby makes the following representations and warranties as of the date hereof with respect to itself and for the benefit of the Collateral Agent and the Depositary Bank:

(i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business in, and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to effect such qualification would not have a material adverse effect upon its ability to perform its obligations pursuant to this Agreement or the Indenture to which it is a party.

APP-31

(ii) It has all necessary corporate power to execute, deliver and perform under this Agreement and the Indenture. All action on its part that is required for the authorization, execution, delivery and performance of this Agreement and the Indenture has been duly and effectively taken; and the execution, delivery and performance of this Agreement and the Indenture do not require the approval or consent of any shareholder or the holder or trustee of any debt or other obligations which has not been obtained.

(iii) This Agreement and the Indenture have been duly executed and delivered by the Trustee and constitute the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms thereof, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights and remedies generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv) Neither the execution, delivery and performance of this Agreement and the Indenture nor the consummation of any of the transactions contemplated hereby or thereby nor performance of or compliance with the terms and conditions hereof or thereof (A) contravenes any material Applicable Law to such Person or (B) constitutes a default under or results in the violation of the provisions in the charter, certificate of incorporation or by-laws of such Person or of any indenture, loan or credit agreement or any other agreement, lease, instrument or document to which such Person is a party or by which it or its properties may be bound.

(v) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the best of such Person’s knowledge, threatened which could reasonably be expected to have a material and adverse effect on the performance by such Person of its obligations hereunder or under the Indenture or which questions the validity, binding effect or enforceability hereof or of the Indenture, any action to be taken pursuant hereto or thereto or any transactions contemplated hereby or thereby.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Agreement for Benefit of Parties Hereto.

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any Person other than the parties hereto and their respective successors and assigns, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof; and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

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SECTION 7.2. No Warranties.

Except as otherwise expressly provided herein, the Senior Parties have not made to each other nor do they hereby or otherwise make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to the enforceability, validity, value or collectability of the Collateral (or any portion thereof). No Senior Party shall be liable to any other Senior Party for any action or failure to act or any error of judgment, negligence, or mistake, or oversight whatsoever on the part of any Senior Party or any Senior Party’s agents, officers, employees or attorneys with respect to any transaction relating to any of the notes or agreements evidencing or entered into with respect to any of the Secured Obligations or any security therefor.

SECTION 7.3. Severability.

In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and/or impaired thereby.

SECTION 7.4. Notices.

All notices, demands, certificates or other communications hereunder shall be in writing and shall be deemed sufficiently given or served for all purposes when delivered personally, when sent by certified or registered mail, postage prepaid, return receipt requested or by private courier service, or, if followed and confirmed by mail or courier service notice, when telecopied, in each case, with the proper address as indicated below. Each party may, by written notice given to the other parties, designate any other address or addresses to which notices, certificates or other communications to them shall be sent as contemplated by this Agreement. Until otherwise so provided by the respective parties, all notices, certificates and communications to each of them shall be addressed as follows:

Company:	PPL Ironwood, LLC

829 Cumberland Street

Lebanon, PA 17042

Attention: Project Manager

Facsimile: 717-228-1271]

DSR LOC Term Loan Provider:

Credit Suisse, Cayman Islands Branch

[•]

Attention: [•]

Facsimile: [•]

Trustee:	The Bank of New York Mellon

[•]

Attention: [•]

Facsimile: [•]

Collateral Agent:	The Bank of New York Mellon

[•]

Attention: [•]

Facsimile: [•]

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Depositary Bank:	The Bank of New York Mellon

[•]

Attention: [•]

Facsimile: [•]

SECTION 7.5. Successors and Assigns.

Whenever in this Agreement any party hereto is named or referred to, the successors and assigns of such party shall be deemed to be included and all covenants, promises and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 7.6. Counterparts.

This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all counterparts together constituting only one instrument.

SECTION 7.7. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. All terms used herein which are not defined herein and are defined in the UCC shall have the meanings therein stated, unless the context otherwise requires.

SECTION 7.8. Impairments of Other Rights.

Subject to Section 7.13, nothing in this Agreement is intended or shall be construed to impair, diminish or otherwise adversely affect any other rights the Senior Parties may have or may obtain against the Company pursuant to the Financing Documents.

SECTION 7.9. Amendment: Waiver.

No amendment, modification or supplement of this Agreement shall be effective unless such amendment, modification or supplement was effected in accordance with this Agreement. Any approval of an amendment to, or any waiver of any provision of, this Agreement shall be effective only in the specific instance and for the specific purpose for which such approval or waiver is given. No delay on the part of any Senior Party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such Senior Party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy.

APP-34

SECTION 7.10. Headings.

Headings herein are for convenience only and shall not be relied upon in interpreting or enforcing this Agreement.

SECTION 7.11. Termination.

This Agreement shall remain in full force and effect until payment in full of all the Financing Liabilities and termination of the Financing Commitments. Following the Senior Debt Termination Date, this Agreement shall continue in full force and effect among the Company, the Subordinated Debt Providers, and the Collateral Agent, and the Subordinated Debt Providers shall have all powers, duties and obligations granted hereunder to the Senior Parties or the Senior Parties as if it were a Senior Party.

SECTION 7.12. Entire Agreement.

This Agreement, including the documents referred to herein, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings of the parties hereto relating to the subject matter herein contained.

SECTION 7.13. Limitation of Liability.

Satisfaction of the obligations of the Company under this Agreement and each other Financing Documents, for the payment of the principal of or premium, if any, or interest on any Financing Liability, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be had solely from the Collateral and the assets of the Company and no recourse shall be had in the event of any non-performance by the Company of any such obligations to (i) any assets or properties of the Members (or any Person that controls any Member within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) or (ii) any Affiliate of the Company or any incorporators, officers, directors or employees thereof, and no judgment for any deficiency upon the obligations of the Company under this Agreement or any other Financing Document, for the payment of the principal of or premium, if any, or interest on any Financing Liability, or any part thereof, or for any claim based thereon or otherwise in. respect thereof or related thereto, shall be obtainable by the Senior Parties or any of them against any Member or Affiliate of the Company or any other incorporator, stockholder, officer, employee or director, past, present or future of the Company or any Affiliate of the Company; provided, however, that nothing contained herein shall prevent the taking of any action permitted by law against the Company or any of its Affiliates, or in any way affect or impair the rights of the Trustee or Bondholders to take any action permitted by law, in either case to realize upon the Collateral and; provided, further, that nothing herein shall be deemed to affect the obligations of any Affiliate of the Company under any Transaction Document to which such Affiliate is a party.

SECTION 7.14. Replacement and/or Removal of Independent Engineer; Payment of Independent Engineer.

The Company shall in accordance with Section 1 of the Independent Engineer Agreement, have the right to replace the then current Independent Engineer at the expiration of the then current term of the Independent Engineer Agreement and shall appoint a successor Independent Engineer from the engineers listed on Exhibit 7.14. The Collateral Agent shall, upon

APP-35

receipt of a written request contained in Senior Party Certificates of the Required Senior Parties, remove the Independent Engineer if at any time the Independent Engineer becomes incapable of acting or is, or is reasonably likely to be, adjudged bankrupt or insolvent or a receiver is appointed for, or any public officer shall take charge or control of, the Independent Engineer or its property or its affairs for the purpose of rehabilitation, conservation or liquidation, and shall appoint a successor Independent Engineer from those engineers then listed on Exhibit 7.14. Within thirty (30) days of receipt by the Collateral Agent of a written notification from the Company to the effect that the Independent Engineer has failed to carry out its obligations in a timely manner, the Collateral Agent shall, unless directed in Senior Party Certificates of the Required Senior Parties not to do so, remove the Independent Engineer and appoint a successor Independent Engineer from those engineers then listed on Exhibit 7.14. The Company shall pay for all services performed by the Independent Engineer and its reasonable costs and expenses related thereto.

SECTION 7.15. Third-Party Engineer Dispute Resolution.

(a) If the Company and the Independent Engineer are in dispute in respect of a notice, plan, report, certificate or budget and they are unable to resolve the dispute within seven (7) days of the Independent Engineer expressing its disagreement with such notice, plan, report, certificate or budget, a single independent engineer (the “Third-Party Engineer”) shall be designated to consider and decide the issues raised by such dispute. The selection of such Third-Party Engineer shall be made from the list of engineers described below, the initial version of which is attached as Exhibit 7.14. The Company, as the case may be, shall designate the Third-Party Engineer from such list not later than the third (3rd) day following the expiration of the seven (7) day period described above and such designation shall become effective in three (3) days. Within three (3) days of the designation of a Third-Party Engineer, each of the Company and the Independent Engineer shall submit to the Third-Party Engineer a notice setting forth in detail such Person’s position in respect of the issues in dispute. Such notice shall include supporting documentation, if appropriate.

(b) The Third-Party Engineer shall complete all proceedings and issue his decision with regard to the issues in dispute as promptly as reasonably possible, but in any event within ten (10) days of the date on which he is designated as the Third-Party Engineer unless the Third-Party Engineer reasonably determines that additional time is required in order to give adequate consideration to the issues raised. In such case the Third-Party Engineer shall state in writing his reasons for believing that additional time is needed and shall specify the additional period required, which such period shall not exceed ten (10) days without the Company’s agreement.

(c) If the Third-Party Engineer determines that the position set forth in the Independent Engineer’s notice is correct, it shall so state and shall state the corrective actions to be taken by the Company. In such case, the Company shall promptly take such actions. The Company shall thereafter bear all costs which may arise from actions taken pursuant to the Third-Party Engineer’s decision. If the Third-Party Engineer determines that the position set forth in the Independent Engineer’s notice is not correct, it shall so state and shall state the appropriate actions to be taken by the Company. In such case, the Company shall take such actions and for purposes of the Financing Documents, the Independent Engineer and the Collateral Agent shall be deemed to have approved, confirmed, concurred in or consented to the

APP-36

notice, plan, report, certificate or budget in dispute. The decision of the Third-Party Engineer shall be final and non-appealable. The Company shall bear all reasonable costs incurred by the Third-Party Engineer in connection with this dispute resolution mechanism.

(d) The Third-Party Engineer shall be chosen from the list of qualified engineers set forth in Exhibit 7.14. Such list shall be used by the Collateral Agent (upon written direction of the Required Senior Parties) to choose a successor Independent Engineer as well. At any time either the Company or the Collateral Agent (upon written direction of the Required Senior Parties) may remove a particular engineer from the list by obtaining the other Person’s reasonable consent to such removal. However, neither the Company nor the Collateral Agent may remove a name or names from the list if such removal would leave the list without at least two (2) names, unless, concurrently therewith, the Company and the Collateral Agent (upon direction of the Required Senior Parties) reasonably agree to the addition of one (I) or more names to such list.

(e) During January of each year, each of the Company and the Collateral Agent (upon direction of the Required Senior Parties) shall review the current list of Third-Party Engineers and give notice to the other of any proposed additions to the list and any intended deletions. Intended deletions shall automatically become effective forty-five (45) days after notice is received by the other Person unless written objection is made by such other Person within thirty (30) days and provided that such deletions do not leave the list without at least two (2) names. Proposed additions to the list shall automatically become effective thirty forty-five (45) after notice is received by the other Person unless written objection is made by such other Person within thirty (30) days. By mutual agreement between the Company and the Collateral Agent (upon direction of the Required Senior Parties), a new name or names may be added to the list of Third-Party Engineers at any time.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

APP-37

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agency and Collateral Agency Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

PPL IRONWOOD, LLC

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as DSR LOC Term Loan Provider

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Depositary Bank

By:
Name:
Title:

APP-38

EXHIBIT 2.1

FORM OF DESIGNATION LETTER

[Date]

The Bank of New York Mellon

[            ]

Re:	PPL Ironwood Project

Ladies and Gentlemen:

Reference is made to the Amended and Restated Collateral Agency and Intercreditor Agreement (the “Collateral Agency Agreement”) dated as of [—], 2013 among PPL Ironwood L.L.C. (the “Company”), The Bank of New York Mellon, as Trustee, Credit Suisse, Cayman Islands Branch, as DSR LOC Term Loan Provider, The Bank of New York Mellon, as Collateral Agent, and The Bank of New York Mellon, as Depositary Bank. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Collateral Agency Agreement.

The Company and the undersigned have agreed that the undersigned shall be [an additional Lender] [the Agent for additional Lenders] under the Collateral Agency Agreement ([each such Lender,] an “Additional Lender”) under the [describe new debt document].

The undersigned is delivering this Designation Letter pursuant to the Collateral Agency Agreement in order to permit (i) [the undersigned] [each Additional Lender] to become a [Senior] [Subordinated] Party thereunder and (ii) the undersigned [and the Additional Lender] to become secured parties under the Collateral Agency Agreement and the other Financing Documents and to benefit from the Collateral under the other Security Documents in accordance with the terms of the Collateral Agency Agreement and the other Security Documents.

Attached hereto is a copy of the Collateral Agency Agreement.

The undersigned [on behalf of itself and the Additional Lenders] accedes to and agrees to be bound by all of the terms and provisions of the Collateral Agency Agreement, the Security Documents and the other Financing Documents. You are hereby instructed to deliver a copy of this Designation Letter to each Person party to the Collateral Agency Agreement.

Our address for notices is:

[Insert information]

Our wire transfer instructions are:

[Insert Information]

[Insert in the case of Additional Lenders that are to be Subordinated Debt Providers only: Attached hereto as Annex A are the Terms of Subordination set forth in the Collateral

APP-2.1-1

Agency Agreement, and the undersigned [on behalf of the Additional Lenders] agrees that such Terms of Subordination shall be incorporated herein and that [it] [the Additional Lenders] shall be bound by the terms thereof.] If there is any conflict between such Terms of Subordination and the lending documents between the Company and the undersigned, such Terms of Subordination shall govern.

This Designation Letter may be executed in any number of counterparts, each executed counterpart constituting an original but all counterparts together constituting only one instrument.

THIS DESIGNATION LETTER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING (TO THE GREATEST EXTENT A NEW YORK COURT WOULD PERMIT) ANY RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

[ADDITIONAL LENDER]

By:
Name:
Title:

ACKNOWLEDGED: PPL IRONWOOD, LLC

By:
Name:
Title:

ACKNOWLEDGED: THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

APP-2.1-2

EXHIBIT 2.2

TERMS OF SUBORDINATION

Reference is made herein to a certain Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of [—], 2013 (as amended and in effect from time to time, the “Collateral Agency Agreement”), entered into among Credit Suisse, Cayman Islands Branch, as DSR LOC Term Loan Provider, The Bank of New York Mellon, as Collateral Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), The Bank of New York Mellon, (in such capacity, together with its successors and permitted assigns in such capacity, the “Depositary Bank”), The Bank of New York Mellon, as Trustee under the Indenture named therein, on its own behalf and on behalf of the Bondholders described therein (in such capacity, together with its successors and permitted assigns in such capacity, the “Trustee”), the other Senior Parties identified therein, the Subordinated Debt Providers referred to therein, and PPL Ironwood, LLC (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Collateral Agency Agreement, the terms of which are incorporated herein.

(i) Subordination of Subordinated Obligations. The Company, for itself and its successors and assigns, covenants and agrees, and each Subordinated Debt Provider that has entered into these Terms of Subordination set forth in this annex or appendix (the “Terms of Subordination”), who then through the incorporation of these terms into an executed agreement or otherwise, on its own behalf and on behalf of each subsequent holder of the Subordinated Obligations (defined below), likewise covenants and agrees, that, to the extent and in the manner set forth in these Terms of Subordination, the Subordinated Debt, whether of principal of and interest and premium (including any Make-Whole Premium) or prepayment or liquidation penalty (if any) on the Subordinated Debt and fees and expenses incurred in enforcement of the same (collectively, the “Subordinated Obligations”), are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all obligations in respect of Senior Debt, whether of principal, interest or premium (including any Make-Whole Premium), if any, and fees and expenses incurred in the enforcement of the same and the fees, expenses and indemnities to be paid to the Collateral Agent and the Depositary Bank pursuant to the Collateral Agency Agreement (collectively, the “Senior Obligations”); provided, however, that nothing in these Terms of Subordination shall be deemed to prohibit any Subordinated Debt Provider from receiving payments in accordance with the terms of the Collateral Agency Agreement, including but not limited to Article IV thereof

(ii) Payment of Proceeds Upon Dissolution. In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event:

(A) the Senior Parties shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Obligations, or provision

APP-2.2-1

shall be made for such payment, before any Subordinated Debt Provider shall be entitled to receive any payment of the Subordinated Obligations;

(B) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which any Subordinated Party would be entitled but for the provisions of these Terms of Subordination, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Subordinated Obligations, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, to the Collateral Agent for distribution in accordance with the terms of the Collateral Agency Agreement.

(C) if, notwithstanding the foregoing provisions of this clause (ii) of these Terms of Subordination, any Subordinated Debt Provider shall have received, before all Senior Obligations are paid in full in cash or payment thereof provided for, any such payment or distribution of assets of the Company of any kind or character, whether in cash; property or securities, including any such payment or distribution arising out of the exercise by any Subordinated Debt Provider of a right of set-off or counterclaim and any such payment or distribution received by reason of any other indebtedness of the Company being subordinated to the Subordinated Obligations, then, and in such event, such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid over or delivered to, the Collateral Agent for distribution in accordance with the terms of the Collateral Agency Agreement; and

(D) if any Subordinated Debt Provider shall have failed to file claims or proofs of claim with respect to the Subordinated Obligations earlier than [15} days prior to the deadline for any such filing, the Subordinated Debt Provider shall execute and deliver to the Senior Parties such powers of attorney, assignments or other instruments as the Required Senior Parties may reasonably request to file such claims or proofs of claim.

The consolidation of the Company with, or the merger of the Company into, another entity or the liquidation or dissolution of the Company following the conveyance or transfer of its properties and assets substantially as an entirety to another entity upon the terms and conditions set forth in the Indenture or the correlative provisions of any other Financing Document shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for purposes of these Terms of Subordination if the entity formed by such consolidation or into which the Company is merged or the entity that acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in the Indenture or such correlative provisions of any other Financing Document.

(iii) No Payment. Each Subordinated Debt Provider hereby agrees that, unless and until the Senior Obligations shall have been paid in full in cash, (i) no payment on account of the Subordinated Obligations or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of the Subordinated Obligations) shall be made

APP-2.2-2

by the Company or by the Collateral Agent or the Depositary Bank on behalf of the Company and (ii) no Subordinated Debt Provider shall (A) ask, demand, sue for, take or receive from the Company, by set-off or in any other manner, or (B) seek any other remedy allowed at law or in equity against the Company for breach of the Company’s obligations under the instruments representing such Subordinated Obligations, provided that nothing herein shall be deemed to prohibit payment of any of the Subordinated Obligations on any day that, under the terms thereof, is a scheduled payment date to the extent expressly permitted by the Collateral Agency Agreement and the correlative provisions of any other Financing Document and solely to the extent of available funds.

In the event that, notwithstanding the foregoing provisions of this clause (iii) of these Terms of Subordination, any Subordinated Debt Provider shall have received any payment prohibited by the foregoing provisions of this clause (iii) including, without limitation, any such payment arising out of the exercise by any Subordinated Debt Provider of a right of set-off or counterclaim and any such payment received by reason of other indebtedness of the Company being subordinated to the Subordinated Obligations, then, and in any such event, such payment shall be held in trust for the benefit of, and shall be immediately paid over or delivered to, the Collateral Agent for application in accordance with the Collateral Agency Agreement.

The provisions of this clause (iii) of these Terms of Subordination shall not alter the rights of the Senior Parties under the provisions of clause (ii) of these Terms of Subordination.

(iv) Subrogation. Subject to the payment in full in cash of all Senior Obligations, the Subordinated Debt Providers shall be subrogated equally and ratably with the holders of all indebtedness of the Company that by its express terms is subordinated to Senior Obligations of the Company to the same extent as the Subordinated Obligations are subordinated and that is entitled to like rights of subrogation) to the rights of the Senior Parties to receive payments and distributions of cash, property and securities applicable to the Senior Obligations until the Subordinated Obligations shall be paid in full in cash. For purposes of such subrogation, no payments or distributions to the Senior Parties of any such, property or securities to which any Subordinated Debt Provider would be entitled except for the provisions of these Terms of Subordination, and no payments over pursuant to the provisions of these Terms of Subordination to the Senior Parties by any Subordinated Debt Providers, shall be deemed to be a payment or distribution by the Company to or on account of the Senior Obligations.

(v) Provisions Solely to Define Relative Rights. The provisions of these Terms of Subordination are and are intended solely for the purpose of defining the relative rights of the Subordinated Debt Providers on the one hand and the Senior Parties and the Collateral Agent on the other hand. Nothing contained in these Terms of Subordination or elsewhere in any of the Financing Documents relating to the Subordinated Obligations is intended to or shall:

(A) affect, as among the Company, its creditors other than the Senior Parties and the Subordinated Debt Providers, the obligation of the Company to pay to the Subordinated Debt Providers, the Subordinated Obligations as and when the same shall become due and payable in accordance with their terms;

APP-2.2-3

(B) affect the relative rights against the Company of the Subordinated Debt Providers and creditors of the Company other than the Senior Parties;

(C) vitiate the occurrence of an “Event of Default” under the Indenture or the correlative provisions of any other Financing Document to the extent that any failure to make a payment of principal of, or interest on, any Subordinated Obligations by reason of the conditions specified in clause (ii) or (iii) of these Terms of Subordination would otherwise constitute such an Event of Default; or

(D) prevent any Subordinated Debt Provider from exercising all remedies otherwise permitted by Applicable Law upon default under any of the Financing Documents relating to the Subordinated Obligations, subject to the rights, if any, under these Terms of Subordination of the Senior Parties, (i) in the event of any proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other- marshalling of assets and liabilities of the Company referred to in clause (ii) of these Terms of Subordination, to receive, pursuant to and in accordance with such clause (ii), cash, property and securities otherwise payable or deliverable to the Subordinated Debt Providers, or (ii) under the conditions specified in clause (iii) of these Terms of Subordination, to prevent any payment or action prohibited by such clause (iii).

(vi) No Waiver of Subordination Provisions. No right of any present or future Senior Party or the Collateral Agent to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by. such Senior Party, or by any non-compliance by the Company with the terms, provisions and covenants of these Terms of Subordination, regardless of any knowledge thereof such Senior Party may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the occurrence of any one or more of the following (without the consent of or notice to any Subordinated Debt Provider), shall not cause any Senior Party to incur any responsibility to any Subordinated Debt Provider or the obligations hereunder of any Subordinated Debt Provider to the Senior Parties:

(A) at any time or from time to time, the time for any performance of or compliance with any Subordinated Obligation or any Senior Obligation shall be extended, or such performance or compliance shall be waived;

(B) any of the acts mentioned in any of the provisions of any of the Collateral Agency Agreement, the Indenture, any other Transaction Document, any other Financing Document or any other agreement or instrument referred to herein or therein shall be done or omitted;

(C) the maturity of any Subordinated Obligation or Senior Obligation shall be accelerated, or any Subordinated Obligation or any Senior Obligation shall be modified, supplemented or amended in any respect, or any right under any of the Collateral Agency Agreement, the Indenture, any other Transaction Document, any other Financing Document or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any Subordinated Obligation or any Senior Obligation or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

APP-2.2-4

(D) any lien or security interest granted to, or in favor of, the Collateral Agent, the Depositary Bank or any Senior Party as security for any Subordinated Obligation or any Senior Obligation shall fail to be perfected.

(vii) Notice to Subordinated Debt Providers. The Company shall give prompt written notice to each Subordinated Debt Provider of any fact known to the Company that would prohibit the making of any payment to it in respect of the Subordinated Obligations. Notwithstanding the provisions of these Terms of Subordination, no Subordinated Debt Provider shall be charged with knowledge of the existence of any facts that would prohibit the making of any payment to it in respect of the Subordinated Obligations, unless and until such Subordinated Debt Provider shall have received written notice thereof from the Company or a Senior Party or from any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, each Subordinated Debt Provider shall be entitled in all respects to assume that no such facts exist.

Each Subordinated Debt Provider shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a Senior Party (or a trustee, fiduciary or agent therefor) or the Collateral Agent to establish that such notice has been given by a Senior Party (or a trustee, fiduciary or agent therefor).

(viii) Reliance on Judicial Order or Certificate of Liquidation Agent. Upon any payment or distribution of assets of the Company referred to in these Terms of Subordination, the Subordinated Debt Providers shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Subordinated Debt Providers, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the Senior Parties and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these Terms of Subordination.

(ix) Specific Performance. Each of the Senior Parties may demand specific performance of these terms of subordination, whether or not the Company shall have complied with any of the provisions hereof applicable to them at any time when the Subordinated Debt Provider shall have failed to comply with any of such provisions applicable to it. The Subordinated Debt Providers hereby irrevocably waive any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(x) Participation of Subordinated Debt Providers. So long as any of the Senior Obligations shall remain unpaid or otherwise unsatisfied, no Subordinated Debt Provider shall commence or join with any creditor other than the Collateral Agent in commencing any proceeding referred to above for the payment of any amounts which otherwise would be payable or deliverable upon or with respect to the Subordinated Obligations.

APP-2.2-5

(xi) Survival. The obligations of the Company under these Terms of Subordination shall survive the repayment of the Subordinated Obligations.

(xii) Headings. The section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of these Terms of Subordination.

APP-2.2-6

EXHIBIT 2.3

FORM OF SENIOR PARTY CERTIFICATE

The Bank of New York Mellon as Collateral Agent	PPL Ironwood Project Senior Party Certificate [Date]

Reference is made to that certain Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of [—], 2013 (as amended, modified or supplemented from time to time, the “Collateral Agency Agreement”), among PPL Ironwood, L.LC., (together with its successors and assigns, the “Company”) and Credit Suisse, Cayman Islands Branch, as DSR LOC Term Loan Provider, The Bank of New York Mellon, as trustee and depositary bank (together with its successors in such capacity, the “Collateral Agent”). Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned to it in the Indenture.

The undersigned, [INSERT NAME OF SENIOR PARTY], is a Senior Party under the Collateral Agency Agreement and hereby certifies the following:

(a) Trigger Event has occurred and is continuing [insert description of Trigger Event, if applicable];

(b) the aggregate principal amount of Senior Debt owed to the Senior Party by the Company is $[INSERT AMOUNT];

(c) the aggregate amount of all undrawn financing commitments from the Senior Party to the Company is $[INSERT AMOUNT]1.

The undersigned hereby directs the Collateral Agent to, in accordance with the terms of the Security Documents, take the following actions:

[INSERT DESCRIPTION OF THE ACTION TO BE TAKEN BY THE COLLATERAL AGENT]

[NAME OF SENIOR PARTY]

By:
Name:
Title:

[1]	Include the principal amount of any undrawn letter of credit here.

APP-2.3-1

EXHIBIT 7.14

THIRD-PARTY ENGINEERS

[Black & Veatch—Kansas City Office]

[R.W. Beck—Framingham (Boston) Office]

[Sergeant & Lundy]

[Stone & Webster (to the extent not the Independent Engineer)]

APP-7.14-1

The Letter of Transmittal and Consent and any other required documents should be sent or delivered by each holder of Ironwood Bonds or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Exchange Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only):	By Overnight Delivery:
(212) 809-8838 Attention: Elton Bagley	48 Wall Street, 22nd Floor New York, NY 10005

Confirmation by Telephone:	By Mail or Hand Delivery:
(212) 493-6996	48 Wall Street, 22nd Floor New York, NY 10005 Attention: Elton Bagley

Questions and requests for assistance or for additional copies of the Exchange Offer documents may be directed to the Information Agent at its telephone number and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

Toll free (800) 488-8075

Email: PPL@dfking.com

The Dealer Manager for the Exchange Offer and the Consent Solicitation is:

J.P. Morgan

383 Madison Avenue

New York, New York 10179

Attention: Liability Management

(866) 834-4666

(212) 834-4811